Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

AND

HarperCollins Publishers L.L.C.

AND

NEWS CORPORATION (SOLELY FOR PURPOSES OF SECTION 7.10)

March 26, 2021

TABLE OF CONTENTS

ARTICLE I PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS		2

1.1	Purchase of Acquired Assets; Assumption of Assumed Liabilities	2
1.2	Purchase Price and Allocation	8
1.3	The Closing	9
1.4	Post-Closing Adjustment	11
1.5	Consents to Assignment	13
1.6	Further Assurances	13
1.7	Refunds and Correspondences; Wrong Pockets	14
1.8	Withholding	14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		15

2.1	Organization	15
2.2	Title to Acquired Assets; IP LLC Interests	15
2.3	Authority	16
2.4	Noncontravention	17
2.5	Financial Statements	18
2.6	Absence of Certain Changes	19
2.7	Undisclosed Liabilities	20
2.8	Tax Matters	20
2.9	Real Property	21
2.10	Intellectual Property	22
2.11	Contracts	24
2.12	Litigation	26
2.13	Labor Matters	26
2.14	Employee Benefits	27
2.15	Environmental Matters	28
2.16	Legal Compliance	29
2.17	Permits	31
2.18	Brokers’ Fees	31
2.19	Entire Business	31
2.20	Affiliate Transactions; Intercompany Agreements	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		32

3.1	Organization	32
3.2	Authority	32
3.3	Noncontravention	32
3.4	Broker’s Fees	33
3.5	Litigation	33
3.6	Financing	33
3.7	Solvency	33
3.8	No Other Representations or Warranties	33

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3.9	Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	34

ARTICLE IV PRE-CLOSING COVENANTS		35

4.1	Efforts; Antitrust Laws	35
4.2	Replacement of Guarantees and Letters of Credit	37
4.3	Operation of Business	38
4.4	Access	38
4.5	Competing Transactions	39
4.6	Notification	39

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		40

5.1	Conditions to Obligations of Buyer	40
5.2	Conditions to Obligations of Seller	41

ARTICLE VI TERMINATION		42

6.1	Termination of Agreement	42
6.2	Effect of Termination	43

ARTICLE VII FURTHER AGREEMENTS		44

7.1	Access to Information; Record Retention; Cooperation	44
7.2	Covenant Not to Compete	46
7.3	Covenant Not to Solicit	47
7.4	Acknowledgment	47
7.5	Disclosure Generally	48
7.6	Certain Employee Benefits Matters	48
7.7	Use of Name for Transition Period	51
7.8	Tax Matters	52
7.9	Insurance Matters	52
7.10	Guarantee	53
7.11	Termination of Intercompany Arrangements	53

ARTICLE VIII MISCELLANEOUS		54

8.1	Press Releases and Announcements	54
8.2	No Third Party Beneficiaries	54
8.3	Action to be Taken by Affiliates	54
8.4	Entire Agreement; Non-Recourse	54
8.5	Succession and Assignment	55
8.6	Counterparts and Signature	55
8.7	Headings	55
8.8	Notices	55

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8.9	Governing Law	56
8.10	Amendments and Waivers	56
8.11	Severability	56
8.12	Expenses	56
8.13	Survival; Remedies	56
8.14	Submission to Jurisdiction	58
8.15	Bulk Transfer Laws	58
8.16	Construction	58
8.17	Waiver of Jury Trial	59
8.18	Incorporation of Exhibits and Schedules	59

Disclosure Schedule

Other Schedules

Schedule A	–	HMH Productions Business
Schedule 1.1(a)(ii)	–	Owned Facility
Schedule 1.1(a)(iii)	–	Trademark Registrations and Trademark Registration Applications
Schedule 1.1(a)(iv)	–	Copyright Registrations and Copyright Registration Applications
Schedule 1.1(a)(v)	–	Other Acquired Assets
Schedule 1.1(b)(ii)	–	Certain Excluded Assets
Schedule 1.1(b)(vi)	–	Certain Excluded Contracts and Agreements
Schedule 1.1(c)(v)	–	Business Employees
Schedule 1.2(b)	–	Allocation Principles
Schedule 1.3(b)(xii)	–	Liens
Schedule 1.4(a)	–	Working Capital
Schedule 1.5	–	Specified Contracts
Schedule 4.2	–	Replacement of Guarantees and Letters of Credit
Schedule 4.3	–	Operation of Business
Schedule 6.2(c)(i)	–	Buyer Willful Breach
Schedule 7.5	–	Knowledge Persons

Exhibits

Exhibit A	–	Form of Bill of Sale and Assumption Agreement
Exhibit B	–	Form of Copyright Assignment
Exhibit C	–	Form of Trademark Assignment
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Form of Deed for Owned Facility
Exhibit F		Form of Limited Liability Company Interest Assignment Agreement

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TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(b)
Acquired Assets	1.1(a)
Acquired Equipment	1.1(a)(i)(A)
Acquired Information	1.1(a)(i)(D)
Acquired IP	2.10(a)
Acquired Registered Intellectual Property	1.1(a)(v)
Acquired Systems	1.1(a)(i)(C)
Acquisition Proposal	4.5
Additional Transferred Contracts	4.1(f)
Adjusted Purchase Price	1.4(i)
Affiliate	1.5
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)
Anti-Corruption and Anti-Bribery Laws	2.16(d)(i)
Antitrust Laws	4.1(h)(i)
Antitrust Order	4.1(h)(ii)
Arbitrator	1.2(b)
Assumed Liabilities	1.1(c)
Business	Introduction
Business Benefit Plans	2.14(a)
Business Day	1.3(a)
Business Employee	1.1(c)(v)
Business Files	1.1(a)(i)(J)
Business Material Adverse Effect	2.4
Business Rights	1.1(a)(i)(H)
Buyer	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	7.6(b)
Buyer Willful Breach	6.2(c)(i)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
COBRA	2.14(e)
Code	1.2(b)
Confidentiality Agreement	4.4
Consent	1.5
Current Business Employee	7.6(a)
Damages	1.1(c)
Data Security Requirements	2.10(h)
Deferred Acquired Assets	1.5
Deferred Consent	1.5
Designated Contracts	2.11(a)

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Defined Term	Section
Disclosing Party	7.1(e)
Disclosure Schedule	Article II
Dispute Statement	1.4(b)
Employee Benefit Plan	2.14(a)
Environmental Law	2.15(a)(i)
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Excluded Asset	1.1(b)
Excluded Liabilities	1.1(d)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.5
Fraud	3.8
GAAP	2.5
Governmental Entity	2.4(b)
Government Official	2.16(d)(ii)
Hart-Scott-Rodino Act	2.4
Hazardous Substance	2.15(a)(ii)
Information	7.1(a)
Insured Event	7.9
Intellectual Property	2.10(a)
IP LLC	Introduction
IP LLC Interests	Introduction
Leases	2.9(b)
Leave Employee	7.6(a)
Lien	2.2(c)
Multiemployer Plan	2.14(a)
Neutral Accountant	1.4(c)
New Buyer Employee	7.6(a)
News	Preliminary Statement
Noncompetition Entity	7.2
Noncompetition Period	7.2
Non-Recourse Persons Ordinary Course Inter-Affiliate Agreements	8.4(b) 7.11
Outside Date	6.1(d)
Owned Facility	1.1(a)(i)(K)(ii)
Parent	4.4
Party, Parties Permitted Lien	Preliminary Statement 2.2(c)
Pre-Closing Period	4.1(a)
Purchase Price	1.2(a)
R&W Policy	8.13(d)
Receiving Party	7.1(e)
Restricted Person	2.16(d)(iii)

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Defined Term	Section
Retained Marks	7.7(a)
Seller	Preliminary Statement
Seller Willful Breach	6.2(c)(ii)
Solvent	3.7
Specified Contract	1.5
Straddle Period	7.8(a)
Target Working Capital Amount	1.4(h)
Tax Returns	2.8
Taxes	2.8
Transaction Documents	8.4(a)
Transferred Contracts	1.1(a)(i)(E)
WARN	7.6(d)
Working Capital	1.4(a)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 26, 2021 by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 7.10, News Corporation, a Delaware corporation (“News”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.

Seller is engaged in, among other matters, (a) the business of publishing books and other materials primarily for the retail trade market (excluding, for the avoidance of doubt, books and other materials published by Seller’s and its Affiliates’ education divisions) and (b) the HMH Productions business, as the HMH Productions business is described on Schedule A (such businesses in the foregoing clauses (a) and (b), respectively, as conducted by Seller on the date hereof, being referred to herein as the “Business”); and

2.

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, (i) the Acquired Assets (as defined in Section 1.1(a)), subject to the assumption of the Assumed Liabilities (as defined in Section 1.1(c)) and upon the terms and subject to the conditions set forth herein and (ii) all of the equity interests of Houghton Mifflin Harcourt IP LLC, a Delaware limited liability company (“IP LLC” and such equity interests, the “IP LLC Interests”), in each case, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE OF ACQUIRED ASSETS AND RELATED MATTERS

1.1Purchase of Acquired Assets; Assumption of Assumed Liabilities.

(a)Purchase of Acquired Assets.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3(a)), subject to Section 1.5, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following assets (but excluding all Excluded Assets (as defined in Section 1.1(b))) (collectively, excluding any Excluded Assets, the “Acquired Assets”), free and clear of all Liens other than Permitted Liens:

(i)any assets, rights, properties, claims and contracts of Seller and its Affiliates as of the Closing of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, wherever located and whether now existing or hereinafter acquired prior to the Closing, in each case, if primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business, including all of Seller’s and its Affiliates’ right, title and interest in and to the following:

(A)all equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property, in the case of each item of any of the foregoing, if such item is primarily related to or used primarily by Seller and its Affiliates in the conduct of the Business (collectively, the “Acquired Equipment”), and, to the extent transferable, all warranties and guarantees, if any, express or implied, existing for the benefit of Seller primarily in respect of the Acquired Equipment;

(B)all inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies and marketing and promotional materials, in the case of each item of any of the foregoing, if such item is primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business;

(C)to the extent transferable, all management information systems, including hardware and software, in the case of each item of any of the foregoing, if such item is primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business (the “Acquired Systems”); provided, however, that Buyer shall be solely responsible for all payments to third parties required to effect the transfer of the Acquired Systems;

(D)all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, if any, in each case if primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business (collectively, the “Acquired Information”); provided, however, that Buyer shall be solely responsible for all payments to third parties required to effect the transfer of the Acquired Information;

(E)all contracts, agreements, licenses of Intellectual Property, commitments and leases, in the case of any such contract, agreement, license of Intellectual Property, commitment or lease, if such contract, agreement, license of Intellectual Property, commitment or lease is primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business (but excluding those identified on Schedule 1.1(b)(vi)) (collectively, the “Transferred Contracts”);

(F)to the extent transferable, all licenses, permits or franchises issued by any Governmental Entity (as defined in Section 2.4(b)), in the case of any such license, permit or franchise, if such license, permit or franchise is primarily related to or used primarily by Seller or its Affiliates in the use, maintenance, operation or occupation of the Owned Facility (as defined in Section 1.1(a)(ii)) or the conduct of the Business;

(G)all accounts receivable and other receivables in existence at the Closing (whether or not billed) to the extent arising from the conduct of the Business;

(H)in each case if primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business, (1) all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Acquired Assets or the Assumed Liabilities or the Business, and all defenses and rights of offset or counterclaim relating to the Assumed Liabilities, in each case including all proceeds, monies and recoveries therefrom received following the Closing Date, and (2) to the extent transferable, all rights of Seller or any of its Affiliates pursuant to any express or implied warranties, representations, indemnities or guarantees made by suppliers, manufacturers, contractors and other third parties under any Transferred Contract (collectively, “Business Rights”);

(I)all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments made by Seller or its Affiliates prior to the Closing primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business;

(J)all originals and copies of books, records, accounts, ledgers, files, documents, correspondence, studies, reports, drawings, artwork, working art files, electronic artwork, electronic book files, correspondence with authors, illustrators and book designers and other electronic, printed or written materials except to the extent (1) such item is identified on Schedule 1.1(b)(ii) or (2) Seller is prohibited under applicable law from transferring such documents, in the case of each item of any of the foregoing, if such item is primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business (“Business Files”) (provided, for the avoidance of doubt, neither the Acquired Assets nor the Business Files shall include any personnel or other employment-related records);

(K)all international standard book numbers actually used by the Business in connection with any titles transferred pursuant to a Transferred Contract; and

(L)all domain names, know-how, trade secrets or other Intellectual Property rights (other than patents and patent applications, trademark registrations and trademark registration applications and copyright registrations and copyright registrations applications), in the case of each item of any of the foregoing, if such item is primarily related to or used primarily by Seller or its Affiliates in the conduct of the Business, including the goodwill of the Business as a going concern;

(ii)the owned real property set forth on Schedule 1.1(a)(ii) attached hereto (the “Owned Facility”), including all structures, improvements and fixtures located thereon and all rights of way, other rights, privileges, licenses, easements and appurtenances belonging or pertaining thereto;

(iii)all trademark registrations and trademark registration applications (together with the goodwill associated therewith) set forth on Schedule 1.1(a)(iii) or otherwise exclusively related to or exclusively used by the Business, including all rights to sue and collect damages for past, present or future infringement thereof;

(iv)all copyright registrations and copyright registration applications set forth on Schedule 1.1(a)(iv) or otherwise exclusively related to or exclusively used by the Business (such copyright registrations and copyright registration applications, collectively with the intellectual property set forth on Schedule 1.1(a)(iii), the “Acquired Registered Intellectual Property”), including all rights to sue and collect damages for past, present and future infringement thereof; and

(v)the assets identified on Schedule 1.1(a)(v).

(b)Excluded Assets.  It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Seller’s right title or interest in or to any of the following (each, an “Excluded Asset”):

(i)any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those (A) primarily related to or used primarily by Seller in the conduct of the Business or (B) identified on Schedule 1.1(a)(ii), Schedule 1.1(a)(iii), Schedule 1.1(a)(iv) or Schedule 1.1(a)(vi);

(ii)any assets, properties or rights set forth on Schedule 1.1(b)(ii) attached hereto;

(iii)any shares of capital stock of, or other equity interests in, any entity (other than the IP LLC);

(iv)the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation (for the avoidance of doubt, other than Business Files);

(v)any cash, cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills or other marketable securities;

(vi)any contract, agreement, license of Intellectual Property, commitment or lease, including the contracts set forth on Schedule 1.1(b)(vi) attached hereto, other than a Transferred Contract;

(vii)any interest in real property other than the Owned Facility;

(viii)any patent or patent application, including all rights to sue for past infringement thereof;

(ix)any trademark registration or trademark registration application (together with the goodwill associated therewith) other than any Acquired Asset, including all rights to sue for past infringement thereof;

(x)any copyright registration or copyright registration application, other than any Acquired Asset, including all rights to sue for past infringement thereof;

(xi)any insurance policies, and, subject to Section 7.9, any rights to insurance claims, related refunds and proceeds thereunder;

(xii)any personnel or other employment-related records;

(xiii)any rights of Seller and its Affiliates (other than, after the Closing, IP LLC) under this Agreement or any other Transaction Document (as defined in Section 8.4(a));

(xiv)any refunds of Taxes (as defined in Section 2.8) of Seller or any of its Affiliates or relating to the Acquired Assets or Business attributable to any period (or portion thereof) ending on or prior to the Closing Date (as defined in Section 1.3(a)); and

(xv)any actions, claims, causes of action, rights of recovery, choses in action or rights of setoff of any kind arising before, on or after the Closing Date relating to the items referred to above in this Section 1.1(b) or to any Excluded Liabilities (as defined in Section 1.1(d)), in each case, other than any Business Rights.

(c)Assumed Liabilities.  At the Closing, Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities (as defined in Section 1.1(d))) of Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case, to the extent arising out of or relating to the Acquired Assets or the Business before, on or after the Closing Date or that are otherwise expressly assumed by Buyer pursuant to this Agreement (collectively, the “Assumed Liabilities”), including the following obligations and liabilities:

(i)all obligations and liabilities which arise out of Buyer’s operation of the Business, the use of the Acquired Assets and/or sale or provision of any products or services related to the Business manufactured, licensed, sold or provided by Buyer or any of its Affiliates (as defined in Section 1.5) after the Closing, except to the extent any such obligations or liabilities are expressly indemnifiable by Seller hereunder;

(ii)all obligations and liabilities under or arising out of the Transferred Contracts (including any liability or obligation related to any failure to obtain any consent, license, permit, waiver, approval or authorizations (a “Consent”) required to transfer Seller’s right, title and interest in any such contract, agreement, commitment or lease);

(iii)all obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(a)(i)(F);

(iv)all obligations and liabilities arising out of the ownership, leasing or operation of the Owned Facility, whether incurred prior to, on or following the Closing Date;

(v)all obligations and liabilities arising out of or related to the employment or termination of any current employee of Seller exclusively engaged in the Business or named on Schedule 1.1(c)(v) (any such employee, including those named on Schedule 1.1(c)(v), a “Business Employee”), in each case, solely to the extent relating to the employment or termination of such Business Employee by Buyer or any of its Affiliates following the Business Employee’s commencement of employment with Buyer or any of its Affiliates or which are otherwise the responsibility of Buyer pursuant to Section 7.6 (for the avoidance of doubt, Assumed Liabilities shall not include any liabilities or obligations in connection with the termination of any Business Employee by Seller or any Affiliate of Seller prior to the Closing);

(vi)all obligations and liabilities for any Taxes and expenses which are expressly assumed by Buyer pursuant to Section 7.8;

(vii)all obligations and liabilities arising out of or relating to Deferred Specified Contracts (as defined in Section 1.5) under Section 1.5;

(viii)all liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) resulting from or constituting any obligation of Seller or any of its Affiliates under any letter of credit or any other obligation or borrowing of the Business that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Seller or any of its Affiliates as of the Closing Date and set forth on Schedule 4.2;

(ix)all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations primarily arising out of or primarily relating to the Acquired Assets or the Business prior to, on or after the Closing Date (regardless of whether identified in the Disclosure Schedule), other than any Excluded Liabilities; and

(x)all obligations and liabilities arising out of or relating to products or services associated with any product or service manufactured, sold or provided in connection with the Business prior to, on or after the Closing Date (including any product liability claim and any claim for the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, any product or service associated with any such product or service, regardless of whether any such claim was brought prior to, on or after the Closing Date).

From and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages incurred or suffered by Seller or any of its Affiliates to the extent resulting from or constituting Assumed Liabilities.

(d)Excluded Liabilities.  It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall retain or assume and be solely liable and responsible for all liabilities and obligations of Seller and its Affiliates (other than IP LLC), other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including:

(i)all obligations and liabilities of Seller or its Affiliates with respect to indebtedness for borrowed money or other debt-like obligations (including relating to deferred or contingent payments, swaps or hedging arrangements, capital or finance leases, accrued but unpaid severance obligations or letters of credit or similar instruments);

(ii)all obligations and liabilities (A) for any Taxes of Seller, and any Taxes related to the Acquired Assets or the Business or Taxes of IP LLC that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, in each case, other than obligations and liabilities for Taxes and expenses which are the responsibility of Buyer pursuant to Section 7.8, and (B) for any Taxes and expenses which are otherwise the responsibility of Seller pursuant to Section 7.8;

(iii)except as specifically provided in Section 7.6 and except for any Assumed Liability, all obligations and liabilities arising out of or related to the employment by Seller or any of its Affiliates of any current or former Business Employee, including any liability or obligation to which any Business Employee becomes entitled under any Employee Benefit Plan (as defined in Section 2.14(a)), including any Employee Benefit Plan that exists or arises (or may be deemed to exist or arise) under any applicable law or otherwise, as a result of, or in connection with, (A) the sale of the Business hereunder, (B) the employment of any Business Employee by Seller or any Affiliate of Seller or (C) the termination of any Business Employee by Seller or any Affiliate of Seller;

(iv)all obligations and liabilities to make payments to any employee of Seller pursuant to retention agreements, change of control agreements and/or bonus agreements, in each case relating specifically to the consummation of the transaction contemplated by this Agreement and entered into prior to the Closing between Seller or an Affiliate of Seller and any such employee;

(v)except as specifically provided in Section 7.6, liabilities and obligations of Seller or any of its Affiliates with respect to any Employee Benefit Plan;

(vi)all liabilities and obligations of Seller or its Affiliates (other than those incurred by IP LLC following the Closing) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including (1) any fees or expenses payable by Seller or any of its Affiliates on behalf of the Business to financial, legal, accounting or other advisors and (2) the fees and expenses of any electronic data room);

(vii)all liabilities to indemnify any officer or director of Parent, Seller or any of their respective Affiliates (and any related reimbursement or advancement obligations) arising out of his or her service in such capacity;

(viii)all Liabilities to the extent arising out of, relating to or otherwise in respect of any criminal violations of any Law relating to the Business that occurred prior to the Closing or in respect of any violations of antitrust, competition, anti-monopoly, anti-cartel, and unfair-competition Laws; export-control, trade and economic sanctions Laws (including the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions Laws maintained by other jurisdictions); anti-corruption laws; anti-boycott, anti-terrorism or arms-control Laws; or similar Laws by the Seller or any of its Affiliates that occurred prior to the Closing; and

(ix)all liabilities and obligations of Seller or its Affiliates (other than, after the Closing, IP LLC) under this Agreement or any other Transaction Document.

From and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all Damages incurred or suffered by Buyer or any of its Affiliates to the extent resulting from or constituting Excluded Liabilities.

(e)Purchase of IP LLC Interests.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interests in and to the IP LLC Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by generally applicable state or federal securities laws or under the LLC Agreement (as defined below).

1.2Purchase Price and Allocation.

(a)Purchase Price.  Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.5, in consideration for the sale and transfer of the Acquired Assets and IP LLC Interests, and subject to the terms and conditions of this Agreement, Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to Seller in cash, by wire transfer of immediately available funds, U.S. $349,000,000 (the “Purchase Price”).

(b)Allocation.  As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), Seller shall prepare and deliver to Buyer an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities among the Acquired Assets (in the aggregate), the assets of IP LLC and the covenant contained in Section 7.2, such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2(b) but taking into account any adjustments in determining the Adjusted Purchase Price and the amount and source of any Assumed Liabilities.  In the event that any subsequent adjustment to the Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of Assumed Liabilities or (iii) any other reason, Seller shall adjust the allocations under this Section 1.2(b) in such manner as it shall consider appropriate in its reasonable discretion.  The Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  If Buyer does not respond to Seller within 20 days following delivery of the Allocation Schedule (or adjustment thereto), Buyer shall be deemed to have consented to the allocation set forth on such schedule.  If

Buyer timely provides written notice to Seller of Buyer’s disagreement with such schedule, Seller and Buyer shall negotiate in good faith and shall use their reasonable efforts to agree upon the allocation.  If the Parties are unable to resolve the dispute within 20 days, then Seller and Buyer shall submit any disputed items that cannot be resolved through negotiations for final and binding resolution to an independent, nationally recognized public accounting firm to resolve the disputed matters (such selected firm being the “Arbitrator”) for final review and binding resolution. The Arbitrator will determine procedures for such arbitration.  The Parties recognize that the Adjusted Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately.  The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax Returns (as defined in Section 2.8) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

1.3The Closing.

(a)Time and Location.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts (or by electronic exchange of documents), commencing at 10:00 a.m., local time, on the second Business Day (as defined below) after the first date on which the conditions set forth in Article V have been satisfied or waived (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) or at such other date or time as Seller and Buyer may mutually agree in writing; provided that, Buyer and Seller may jointly opt to defer the Closing until the first Business Day of the first calendar month that begins not earlier than the second Business Day after the first date on which the conditions set forth in Article V (excluding the delivery of any documents to be delivered at the Closing by either Party and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the date on which the Closing actually occurs, the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

(b)Actions at the Closing.

At the Closing:

(i)Seller shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii)Buyer shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii)the Parties shall duly execute and deliver to each other a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit A;

(iv)Seller shall duly execute and deliver to Buyer a Copyright Assignment in the form attached hereto as Exhibit B;

(v)Seller shall duly execute and deliver to Buyer a Trademark Assignment in the form attached hereto as Exhibit C;

(vi)the Parties shall duly execute and deliver a Transition Services Agreement in substantially the form attached hereto as Exhibit D;

(vii)Seller shall duly execute and deliver to Buyer a Warranty Deed with respect to the Owned Facility in the form attached hereto as Exhibit E, together with a duly executed Sales Disclosure Form and any other forms and instruments as may be required by Indiana law in connection with the transfer of the Owned Facility to Buyer;

(viii)the Parties shall duly execute and deliver a Limited Liability Company Interest Assignment Agreement in the form attached hereto as Exhibit F;

(ix)Seller shall deliver to Buyer written resignations, effective as of the Closing, of each of the managers and officers of IP LLC;

(x)Seller shall duly execute and deliver to Buyer a properly completed IRS Form W-9;

(xi)Seller shall deliver (or cause to be delivered) to Buyer a certificate of good standing of IP LLC issued by the Delaware Secretary of State;

(xii)Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that all Liens on the Acquired Assets securing indebtedness for borrowed money, Liens on material registered intellectual property included in the Acquired Assets and those Liens listed on Schedule 1.3(b)(xii), have been (or will be) released effective as of the Closing;

(xiii)Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Seller; and

(xiv)the Parties shall duly execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4Post-Closing Adjustment.  The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a)Within 90 days after the Closing Date (which period shall be extended for one day for each day Buyer is in breach of its obligations under Section 7.1(e)), Seller shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) calculating the Working Capital (as defined in this Section 1.4(a)) of the Business as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date (the “Closing Working Capital Amount”).  For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business (defined by reference to only the line items noted on Schedule 1.4(a)) less the current liabilities of the Business (defined by reference to only the line items noted on Schedule 1.4(a)).  The Closing Working Capital Amount shall be calculated in accordance with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as set forth on Schedule 1.4(a).  The Parties agree that the purpose of preparing the Closing Working Capital Statement pursuant to this Section 1.4(a) is to measure changes in Working Capital against the Target Working Capital Amount (as defined in Section 1.4(h)), and, except as may be otherwise set forth on Schedule 1.4(a), such processes are not intended to permit the introduction of different accounting methods, policies, principles, practices and procedures for the purposes of the Closing Working Capital Statement or determining the Closing Working Capital Amount.

(b)If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by Seller, Buyer shall deliver to Seller, within 30 days after receipt of the Closing Working Capital Statement, a statement (the “Dispute Statement”) setting forth Buyer’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount.  The Parties shall negotiate in good faith to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 30 days after Buyer has delivered the Dispute Statement.  If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c)If the Parties do not reach a final resolution on the Closing Working Capital Amount within 30 days after Buyer has delivered the Dispute Statement, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, KPMG US LLP (or, if conflicted, another nationally recognized accounting firm) (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below.  The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among the Parties and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within 20

Business Days thereafter; provided, that neither Party shall be permitted to engage in ex-parte communications with the Neutral Accountant.  The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the “Final Closing Working Capital Statement”.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.  In determining the Final Closing Working Capital Amount and the Final Closing Working Capital Statement, the Neutral Accountant shall act as an expert and not as arbitrator, and the Neutral Accountant’s authority is limited to resolving disputed issues of fact (and not law).  The procedures set forth in this Section 1.4 concerning the determination of the Final Closing Working Capital Amount and the Final Closing Working Capital Statement shall be governed by the law of expert determination and appraisal rather than the law of arbitration.

(d)The Neutral Accountant shall not be authorized or permitted to:

(i)determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii)resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii)apply any accounting methods, treatments, principles or procedures other than as described on Schedule 1.4(a).

(e)The Parties shall bear the fees and expenses of the Neutral Accountant in inverse proportion as such Parties shall have prevailed on the matters resolved by the Neutral Accountant.

(f)The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g)Failure of Buyer to deliver a Dispute Statement within 30 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement.  Delivery by Buyer of a Dispute Statement shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Statement as being subject to a good faith dispute.

(h)If the Final Closing Working Capital Amount is less than $50,800,000 (the “Target Working Capital Amount”), then Seller shall pay to Buyer an amount equal to the difference between the Target Working Capital Amount and the Final Closing Working Capital Amount.  If the Final Closing Working Capital Amount is more than the Target Working Capital

Amount, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Working Capital Amount and the Target Working Capital Amount.  Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or Seller, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i)For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to Seller pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by Seller to Buyer pursuant to the first sentence of Section 1.4(h).

1.5Consents to Assignment.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, agreement, commitment or lease identified on Schedule 1.5 attached hereto (each, a “Specified Contract”) if an attempted assignment or transfer thereof without the Consent of a Governmental Entity or other third party thereto not obtained prior to the Closing would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would violate applicable law, is cancelable by a third party in the event of an assignment, or would otherwise be ineffective (provided that this Section 1.5 shall not effect whether any such Specified Contract shall be deemed to be an Acquired Asset or Assumed Liability for any other purposes under this Agreement).  If such Consent (a “Deferred Consent”) is not obtained prior to the Closing (a) the Specified Contract to which such Deferred Consent relates (a “Deferred Specified Contract”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing through the date that is twelve (12) months after the Closing Date, the Parties will cooperate, in all reasonable respects, and use their respective reasonable best efforts to obtain such Deferred Consent as soon as practicable; provided, that Seller shall not be required to make any material payments or agree to any material undertakings in connection therewith, and (c) from and after the Closing through the date that is twelve (12) months after the Closing Date, the Parties shall cooperate, in all reasonable respects and at Buyer’s expense, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates under the Deferred Specified Contract) with respect to such Deferred Specified Contract  and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates) and be responsible for, and would pay, perform and discharge when due, all liabilities and obligations of Seller with respect to such Deferred Specified Contract.  For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

1.6Further Assurances.  At any time and from time to time after the Closing Date, as and when requested by either Party and at such requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

1.7Refunds and Correspondences; Wrong Pockets.

(a)If, after the Closing, Seller or any of its Affiliates receives any payment, refund or other amount or mail that is, or arises out of, any Acquired Asset (or any current asset reflected on the Final Closing Working Capital Statement) or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount or mail to Buyer.

(b)If, after the Closing, Buyer or any of its Affiliates receives any payment, refund or other amount or mail that is, or arises out of, an Excluded Asset (other than in respect of any current asset reflected on the Final Closing Working Capital Statement) or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount or mail to Seller.

(c)The provisions of this Section 1.7 are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Affiliates to permit acceptance of service of process on its behalf, and, from and after the Closing, neither Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, is or shall be deemed to be the agent of the other for service of process purposes.

(d)If, after the Closing, either Party (or any of their respective Affiliates) discovers that possession and/or effective operating control of any assets in existence as of the Closing that (i) are Excluded Assets were inadvertently or mistakenly transferred to Buyer at the Closing, then Buyer shall, and shall cause its Affiliates to, (A) immediately cease using such assets and (B) cooperate with Seller to return to Seller (or its designee) possession and/or effective operating control of such assets to the fullest extent permitted by applicable law, with no requirement of additional consideration but at the sole cost and expense of Seller, or (ii) are Acquired Assets were inadvertently or mistakenly retained by Seller, then Seller shall, and shall cause its Affiliates to, (A) immediately cease using such assets and (B) cooperate with Buyer to transfer to Buyer possession and/or effective operating control of such assets to Buyer (or its designee) to the fullest extent permitted by applicable law, with no requirement of additional consideration.

1.8Withholding.  Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as Buyer or its Affiliates are required to deduct and withhold with respect to any such deliveries and payments under applicable Law.  Buyer shall use commercially reasonable efforts provide Seller with five calendar days’ prior written notice of any amounts that may be withheld pursuant to this Agreement.  To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to the person or entity to whom such amounts would have otherwise been paid.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”):

2.1Organization.

(a)Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Seller has all necessary corporate power and authority to carry on the Business and to own and use the Acquired Assets as carried on and used on the date hereof.  Seller is duly licensed or qualified to do business and is in good standing (or its equivalent) in each jurisdiction in which the Acquired Assets owned or leased by it or the operation by it of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not (i) have a Business Material Adverse Effect (as defined in Section 2.4) or (ii) be reasonably expected to materially impair or materially delay the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is party.

(b)IP LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has made available true and complete copies of IP LLC’s certificate of formation and limited liability company agreement to Buyer prior to the date hereof.  IP LLC has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  IP LLC is licensed or qualified to do business and is in good standing (or its equivalent) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Business Material Adverse Effect.  IP LLC is a holding company formed for the sole purpose of holding patents and patent applications, trademark registrations and trademark registration applications, copyright registrations and copyright registration applications, domain names, know-how, trade secrets and other intellectual property rights of the Business (the “IP LLC IP”).  IP LLC has no assets other than the IP LLC IP and no liabilities other than liabilities relating to or arising out of the IP LLC IP.

2.2Title to Acquired Assets; IP LLC Interests.

(a)Seller has good title to, or a valid leasehold interest in, the property, rights and assets included in the Acquired Assets, free and clear of any Liens, other than Permitted Liens.  Upon the consummation of the transactions contemplated by this Agreement, Buyer will own, directly or indirectly, good title to, or a valid leasehold interest in, the property, rights and assets included in the Acquired Assets, free and clear of any Liens other than Permitted Liens.

(b)Seller is, and will be as of immediately prior to the Closing, the record and beneficial owner of the IP LLC Interests, free and clear of all Liens, other than restrictions that may be imposed by securities laws or the limited liability company agreement of IP LLC (the

“LLC Agreement”).  All IP LLC Interests have been duly authorized and validly issued, and none of such IP LLC Interests has been issued in violation of preemptive rights.  Except for the LLC Agreement, there are no options, warrants, convertible securities, rights of first refusal, rights of first offer or other similar rights, agreements, arrangements or commitments to which Seller or IP LLC is a party or by which Seller or IP LLC is bound obligating Seller or IP LLC to issue, transfer, sell or otherwise dispose of any IP LLC Interests or redeem, purchase or otherwise acquire any outstanding IP LLC Interests.  Except for the LLC Agreement, there are no voting agreements to which Seller or IP LLC is a party or by which Seller or IP LLC is bound with respect to the sale, transfer or voting of any IP LLC Interests.  IP LLC has good title to, or a valid leasehold interest in, all of its property, rights and assets, free and clear of any Liens, other than Permitted Liens.  Upon the consummation of the transactions contemplated by this Agreement, Buyer will own, directly or indirectly, all issued and outstanding IP LLC Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by generally applicable state or federal securities laws or under the LLC Agreement.

(c)For purposes of this Agreement, “Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) and “Permitted Lien” means any Lien (i) that is a mechanic’s, materialmen’s, landlord’s or similar Lien arising in the ordinary course of business and that is either for amounts not yet due or being contested in good faith through appropriate proceedings, (ii) that arises under worker’s compensation, unemployment insurance, social security, retirement or similar legislation in the ordinary course of business, (iii) on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, in each case, for which adequate reserves have been established in the Financial Statements, (v) relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and that do not materially detract from the intended use or value of the property or asset subject thereto, (vi) created by the terms of any lease agreement or license agreement and disclosed on Section 2.2(c)(vi) of the Disclosure Schedule, (vii) that is a zoning, building, subdivision or other similar requirement or restriction, (viii) that, individually or in the aggregate, does not impair the use, value, or marketability of the Acquired Assets in any material respect or (ix) arising solely by action of Buyer.

2.3Authority.  Each of Seller and IP LLC has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable.  The execution and delivery by each of Seller and IP LLC of this Agreement and the other applicable Transaction Documents, as applicable, the performance by each of Seller and IP LLC of its applicable obligations hereunder and thereunder and the consummation by each of Seller and IP LLC of the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each of Seller and IP LLC.  This Agreement has been, and the other Transaction Documents to which each of Seller and IP LLC is party (when executed and delivered by Seller or IP LLC, as applicable) will be, duly and validly executed and delivered by Seller or IP LLC, as applicable, and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Buyer, constitute or (when executed and delivered) will constitute the valid and binding obligations of Seller and IP LLC, as applicable, enforceable against each of Seller and IP LLC, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart‑Scott-Rodino Act”), neither the execution and delivery by either of Seller or IP LLC of this Agreement or any other Transaction Document to which it is a party, nor the consummation by Seller or IP LLC of the transactions contemplated hereby or thereby, will:

(a)conflict with or violate any provision of the articles of organization or bylaws of Seller or the certificate of formation or the LLC Agreement of IP LLC, as applicable;

(b)require on the part of Seller or IP LLC any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other federal, state, county, local, provincial or domestic or foreign governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to the Business taken as a whole;

(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Contract, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to be material to the Business taken as a whole; or

(d)violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of its properties or assets, except for any violation that would not reasonably be expected to be material to the Business taken as a whole.

For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Seller to consummate the transactions contemplated by this Agreement (provided that no action, suit or proceeding challenging the transaction shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Business Material Adverse Effect pursuant to this clause (a); provided, further, that the underlying cause of such action, suit or proceeding may be taken into account to determine whether a Business Material Adverse Effect has occurred unless otherwise excluded by the terms of this definition) or (b) the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that, in the case of this clause (b), no change, effect or circumstance directly or indirectly resulting from or arising out of any of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Business Material Adverse Effect: (i) actions expressly required to be taken by Seller pursuant to the express terms of this Agreement, (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby; (iii) changes in the Business’ industry or in markets generally and not specifically relating to the Business; (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (v) changes in general legal, tax, regulatory, political or business conditions in any country or region; (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (vii) the mere failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof (provided, that the underlying cause of such failure may be taken into account to determine whether a Business Material Adverse Effect has occurred unless otherwise excluded by the terms of this definition); (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region; (ix) pandemics (including the COVID-19 pandemic), epidemics and disease outbreaks (or any action taken in connection with any of the foregoing); or (x) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof), in each case, first introduced after the date hereof; except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii) and (x) above has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Seller conducts the Business (in which case, such change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could occur).

2.5Financial Statements.  Seller has provided to Buyer (a) the unaudited balance sheet of the Business as of December 31, 2019 and the related statements of operations for the Business for the year then ended, (c) the unaudited balance sheet of the Business as of December 31, 2018 and the related statements of operations for the Business for the year then ended and (c) the unaudited balance sheet of the Business as of December 31, 2020 and the related statements of operations for the Business for the year then ended (collectively with the financial statements referred to in the foregoing clauses (a), (b) and (c), the “Financial Statements”).  The Financial Statements (i) are based upon the books and records of Seller (which are in all material respects complete and correct), (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied and (iii) fairly present, in all material respects, the financial condition of the Business at the dates therein indicated and the results of operations of the Business for the periods therein specified, except for the absence of footnotes and other items disclosed in Section 2.5 of the Disclosure Schedule, which if presented, would not materially and adversely alter the financial condition or results of the Business.  All accounts and notes receivable reflected on the unaudited balance sheet of the Business as of December 31, 2020 are bona fide receivables arising in the ordinary course of business.  There are no Liens other than Permitted Liens on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made outside the ordinary course of business with respect to any such receivables by Seller or its Affiliates.

2.6Absence of Certain Changes.  Since December 31, 2020, (a) there has not been any Business Material Adverse Effect and (b) Seller has conducted the Business in all material respects in the ordinary course of business.  Except as required by this Agreement, as listed on Schedule 4.3, as required by applicable law, or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), since December 31, 2020, neither Seller nor any of its Affiliates has taken any of the following actions, in each case relating to the Business:

(a)amended the certificate of formation of IP LLC or the LLC Agreement;

(b)(i) issued or sold any limited liability company interests of IP LLC or any options, warrants, convertible securities or other rights of any kind to acquire any such limited liability company interests or (ii) declared or paid any non-cash distribution or dividend of any non-cash assets of the Business;

(c)sold, assigned or transferred any material Acquired Asset or material assets of IP LLC, other than sales or other dispositions of obsolete or excess equipment;

(d)other than in the ordinary course of business, entered into, materially amended, cancelled or terminated any Designated Contract or any contract or agreement that, if entered into prior to the date hereof, would have been required to be listed in Section 2.11 of the Disclosure Schedule;

(e)adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IP LLC or with respect to the Business;

(f)waived any material claims or any rights of material value to the Business, taken as a whole;

(g)granted any rights to severance benefits, change in control benefits, retention or “stay pay” or termination pay to any Business Employee or materially increased benefits payable or potentially payable to any Business Employee under any previously existing severance benefits, change in control benefits, retention or “stay pay” or termination pay arrangements;

(h)(i) hired or terminated without cause any Business Employee whose annual compensation exceeded $150,000 or terminated any group of 5 or more Business Employees without cause (it being understood that “cause” includes poor performance) or (ii) increased the compensation of any Business Employee;

(i)made any capital expenditures with respect to the Business in an amount in excess of $1,000,000 in the aggregate or failed to make any capital expenditures in the ordinary course of business consistent in all material respects with past practice;

(j)acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise) or any material asset (other than in the ordinary course of business), other than acquisitions that have not or will not become integrated into the Business or constitute Acquired Assets;

(k)except in the ordinary course of business, entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee whose annual base salary exceeds $150,000;

(l)other than amendments generally applicable to employees of Parent and its Subsidiaries, materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.14(a));

(m)adopted or changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in GAAP or applicable local generally accepted accounting principles;

(n)entered into any settlement with respect to, or waived, compromised or released, any litigation, claim or action (i) requiring monetary payments by the Business in excess of $100,000 for individual claims or $250,000 in the aggregate or (ii) providing for any non-de minimis non-monetary obligations or non-de minimis restrictions on the operation of the Business;

(o)delayed payment of any material account payable or other material liability of the Business by more than 30 days beyond the due date or the date when such liability would have been paid in the ordinary course of business or materially accelerated the collection of any accounts receivable;

(p)made or allowed to be made any change to the classification of IP LLC as a disregarded entity for U.S. federal tax purposes; or

(q)entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (p) of this Section 2.6.

2.7Undisclosed Liabilities.  Except as set forth or reserved for on the balance sheet of the Business of December 31, 2020, the Business does not have any material liability or obligation of any nature (whether or not required by GAAP to be shown on a balance sheet), except for (a) executory (including payment) obligations under contracts (other than obligations in respect of breach of contract, breach of law or tort), (b) liabilities which have arisen since December 31, 2020 in the ordinary course of business and (c) Excluded Liabilities.

2.8Tax Matters.  All material Tax Returns with respect to the IP LLC, Acquired Assets, the Assumed Liabilities or the operation of the Business, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been duly filed and are true, correct and complete in all material respects.  All material Taxes with respect to the Acquired Assets, the Assumed Liabilities or the operation of the Business, that are required to be paid have been timely paid in full. As of the date of this Agreement, there are no material Tax Proceedings that are pending, being conducted or threatened in writing by any Governmental

Authority with respect to the Acquired Assets, the Assumed Liabilities, or the Business. There are no outstanding waivers extending the statutory period of limitation relating to a material amount of Taxes with respect to Taxes attributable to the Acquired Assets, the Assumed Liabilities, or the Business There are no liens or other encumbrances with respect to Taxes upon any of the Acquired Assets, or any Taxes of Seller that could form the basis for a lien on the Acquired Assets, other than with respect to Taxes not yet due and payable or Taxes which are being contested in good faith and by appropriate proceedings.  As of the date of this Agreement, no material deficiencies for Taxes with respect to the Acquired Assets or the Business have been claimed, proposed or assessed in writing by any Governmental Authority which have not subsequently been resolved. For U.S. federal and applicable state income tax purposes, IP LLC is treated as a disregarded entity of its owner, Seller.  IP LLC has filed on a timely basis all material Tax Returns that it was required to file and has paid on a timely basis all material Taxes that were due and payable by it.  For purposes of this Agreement, “Taxes” means (a) all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such government;  (b) any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of law or any predecessor or successor thereof) or otherwise. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be filed with a taxing authority in connection with Taxes.

2.9Real Property.

(a)Seller has good title to the Owned Facility and all of the buildings, structures and other improvements thereon, free and clear of any Liens other than Permitted Liens. There are no leases, subleases, licenses or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Facility.  There are no outstanding options or rights of first refusal or first offer to purchase the Owned Facility or any portion thereof.

(b)Seller has made available to Buyer correct and complete copies of each lease that is currently used in the conduct of the Business (“Lease”), including all amendments and modifications thereto and any guaranties thereof.

(c)As of the date of this Agreement, there are no pending, or, to Seller’s knowledge, threatened condemnation proceedings (or other similar proceedings in the nature of eminent domain) of any kind relating to any portion of the Owned Facility.

(d)As of the date hereof, Seller has not received written notice from any Governmental Entity alleging that the Owned Facility is currently in violation of any applicable zoning or land use laws where such violation would be material to the Business taken as a whole.

(e)To the knowledge of Seller, all material buildings, facilities, structures, fixtures, building systems and equipment included in the Owned Facility (giving due account to the age and length of use of same, ordinary wear and tear excepted) are structurally sound and are adequate for the uses to which they are currently being put.

(f)With respect to each Lease:

(i)such Lease is a valid, binding and enforceable obligation of Seller, and, to Seller’s knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii)neither Seller nor, to Seller’s knowledge, any other party to such Lease is in breach or default and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected to be material to the Business taken as a whole; and

(iii)Seller has not assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust, granted occupancy rights to any other party, or encumbered any interest in the leasehold or subleasehold to such Lease.

2.10Intellectual Property.

(a)Seller and/or IP LLC exclusively owns all Acquired Registered Intellectual Property and either owns or has a valid, enforceable and transferable license to use all material unregistered Intellectual Property included in the Acquired Assets (collectively, together with the Acquired Registered Intellectual Property, the “Acquired IP”), free and clear of all Liens other than Permitted Liens.  The Acquired IP will be available for use by the Business immediately after the Closing on substantially identical terms and conditions to those under which the Business and Seller and/or IP LLC used such Acquired IP immediately prior to the Closing, except as would not reasonably be expected to result in a Business Material Adverse Effect.  As used in this Agreement, “Intellectual Property” shall mean all of the following: (i) patents, inventions (whether patentable or not), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, user manuals, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, re-examinations, renewals or extensions thereof; (ii) trademarks and service marks (registered or unregistered), logos, trade dress, product configurations, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (iii) trade secrets, including confidential and other nonpublic information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other copyrightable works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet web sites, web pages, website content, domain names and registrations or applications for registration thereof and all intellectual property and proprietary rights incorporated in such web sites and web pages; (vi) all similar proprietary rights; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing.

(b)With respect to the Business, as of the date hereof, Seller has not been named in, and does not otherwise have knowledge of, any pending suit, action or proceeding against Seller which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party with respect to the Business or any of the Acquired IP.  The Business as presently conducted does not infringe, and since January 1, 2016, has not infringed, any valid patents, trademarks, trade names, service marks or copyrights of any third party, except for any such infringement that would not reasonably be expected to result in a Business Material Adverse Effect.  To the knowledge of Seller, no third party is infringing, misappropriating, diluting or otherwise conflicting with the Acquired IP, except for any such infringement, misappropriation, dilution or other conflict that would not be material to the Business taken as a whole.

(c)Other than rights and licenses granted in the ordinary course of business, Seller has not granted to any third party any license or right to the commercial use of any Acquired Registered Intellectual Property or any material unregistered Intellectual Property.

(d)All persons or entities who have contributed, developed or conceived any Acquired IP have done so pursuant to a valid and enforceable agreement that protects the confidential information of Seller and grants Seller exclusive ownership of the person’s or entity’s contribution, development or conception of such Acquired IP, except as would not reasonably be expected to result in a Business Material Adverse Effect.

(e)Since January 1, 2016, Seller has taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Acquired IP, including the secrecy, confidentiality and value of trade secrets and other confidential information of Seller, and Seller has not disclosed any confidential Acquired IP to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information, except as would not reasonably be expected to result in a Business Material Adverse Effect.

(f)Seller owns, leases, licenses, or otherwise has the legal right to use the Acquired Systems, and such Acquired Systems are sufficient for the needs of the Business as it is currently conducted. Seller has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities applicable to the Acquired Systems.  Between January 1, 2020 and the date hereof, there has not been any material failure or crashes with respect to any of the Acquired Systems that has not been remedied or replaced in all material respects.

(g)Seller has taken commercially reasonable actions to protect the security and integrity of the Acquired Systems and the data stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing unauthorized access, and to protect the Acquired Systems from, the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data.

(h)Except as would not reasonably be expected to have a Business Material Adverse Effect, Seller and the conduct of the Business are in compliance with, and since January 1, 2020 have been in compliance with all of the following as they relate to the Business’ access, collection, use, processing, storage, distribution, transfer, sharing, security, or disposal of any personal, sensitive or confidential information or data, including any personal information protected under applicable laws, rules or regulations: (i) Seller’s own rules, policies, and procedures, (ii) all applicable laws, rules or regulations, (iii) industry standards applicable to the industry in which the Business operates, and (iv) contracts into which Seller and the Business are bound (the “Data Security Requirements”).  Except as would not reasonably be expected to have a Business Material Adverse Effect, between January 1, 2020 and the date hereof, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Acquired Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business data or other notices, in each case, received relating to Data Security Requirements. Except as would not reasonably be expected to have a Business Material Adverse Effect, the transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

2.11Contracts.

(a)Section 2.11 of the Disclosure Schedule sets forth a list, as of the date hereof, of each of the following contracts and agreements of the Business as of the date hereof:

(i)agreement (or group of related agreements with the same person or entity) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $1,000,000;

(ii)agreement (or group of related agreements with the same person or entity) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $1,000,000, other than (A) any such contracts and agreements that can be terminated by Seller on 60 or fewer days’ notice without payment by Seller of any penalty or (B) any purchase orders relating to the supply of goods and services to the Business in the ordinary course of business;

(iii)any publishing contract (A) with individual advance payments to an author or illustrator which by its terms are as yet unpaid thereunder as of the date hereof in amounts in excess of $500,000 and (B) with respect to any top 25 title by gross sales in 2020;

(iv)any agreement with a wholesaler or retailer which generated payments to Seller in excess of $1,000,000 in 2020;

(v)agreement establishing a joint venture, partnership, strategic alliance, partnership profit-sharing arrangement, minority equity investment or similar arrangement (excluding, for the avoidance of doubt, profit-sharing agreements with authors);

(vi)agreement that (A) restricts the Business or IP LLC from freely engaging in any line of business anywhere in the world or in any market segment, (B) includes a grant by the Business of “most favored nation” status to any person or entity that would be material to the Business taken as a whole or (C) includes a grant by the Business, other than in the ordinary course of business, of any exclusive license or exclusive distribution rights to any person or entity;

(vii)agreement imposing material minimum purchase or volume obligations on the Business, including any “take-or-pay” contracts;

(viii)agreement for the employment of any individual on a full-time or part-time basis providing base salary at a rate in excess of $150,000 during the year ended December 31, 2020, other than an offer letter providing for employment on an at will basis;

(ix)severance, “stay pay” or termination agreement with any Business Employee, other than any such agreement that shall remain an obligation of Seller after the Closing;

(x)agreement providing for a settlement of any material action, suit or proceeding against Seller or its Affiliates related to the Business entered into since January 1, 2018 or under which there are continuing payment obligations or liabilities (other than continuing confidentiality, non-disparagement or similar obligations) on the part of the Business;

(xi)material agreement with (A) Parent or any of Parent’s subsidiaries or (B) any director or officer of Parent or any of Parent’s subsidiaries relating to the Business or the Acquired Assets;

(xii)agreement with any author that is terminable by the author upon termination of employment of a specific employee designated to edit the author works subject to the agreement;

(xiii)agreement granting, other than in the ordinary course of business, a first-refusal, first-offer or similar preferential right to purchase, license or lease any of the Acquired Assets, in each case that is material to the Business;

(xiv)any material agreement with a Governmental Entity;

(xv)agreement for the sale of any Acquired Asset which involves a payment to be made to Seller in excess of $1,000,000, other than agreements for the sale of goods and services in the ordinary course of business; and

(xvi)agreement for the acquisition or sale of any material asset, operating business or equity interests of any other person or entity (other than agreements for the acquisition or sale of goods and services in the ordinary course of business) with respect to which there remain material outstanding obligations on the part of Seller or its Affiliates with respect to the Business, including any indemnification obligations, “earn-out” or similar contingent payment obligations; provided, however, that (A) no agreement referred to in any of clauses (i) through (xvi) above need be disclosed unless Seller currently has, or may in the future have, any material rights or obligations thereunder and (B) neither any Lease nor any agreement providing a license or other right to use any generally commercially available, off-the-shelf software program (or software as a service) is required to be disclosed in response to any provision of this Section 2.11 and neither any Lease nor any such agreement shall constitute a Designated Contract (as defined in Section 2.11(b)).

(b)Seller has made available to Buyer a correct and complete copy of each agreement (as amended to the date of this Agreement) required to be listed in Section 2.11 of the Disclosure Schedule (the “Designated Contracts”).  Except for any that has expired in accordance with its terms since the date hereof, each Designated Contract is a valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no material defaults of Seller or, to Seller’s knowledge, any other party thereto under any Designated Contract.  As of the date hereof, Seller has not received any written notice that any counterparty to any Designated Contract intends to terminate or cancel any such Designated Contract.

2.12Litigation.

(a)The Disclosure Schedule lists (a) each judgment, order, decree, stipulation or injunction specifically naming Seller or any of its Affiliates and relating primarily to the Business which is in effect as of the date of this Agreement and (b) each action, suit or proceeding relating primarily to the Business before any Governmental Entity or arbitrator to which Seller or any of its Affiliates is, or since January 1, 2018 has been, a party or, to Seller’s knowledge, which has been threatened in writing against Seller, that, in the case of either clause (a) or (b), would reasonably be expected to be material to the Business taken as a whole.

(b)There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller by any author who has received, during the years 2019 or 2020, royalties or advances in excess of $50,000 from Seller.

2.13Labor Matters.  No Current Business Employee is covered by collective bargaining agreements or other agreement with a labor union, works council or similar organization applicable to employees, and to Seller’s knowledge, there are no activities or proceedings of any labor union, works council, or similar organization to organize any such employee.  Seller has not, with respect to the Business, experienced between January 1, 2018 and the date hereof, any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, and to Seller’s knowledge, none of the foregoing are threatened, pending against or otherwise affecting the Business.  As of the date hereof, (a) there is no representation claim or petition pending before any applicable Governmental Entity relating to the employees of the Business, and (b) there are no charges with respect to or relating to the Business pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.  With respect to the Business Employees, Seller has complied in all material respects with respect to the laws that regulate the employment and compensation of employees.  At no time since January 1, 2018 did Seller or its Affiliates, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business: (i) fail to properly classify any Business Employees as exempt from applicable overtime and minimum wage laws; or (ii) fail to properly classify any independent contractors who provided services to the Business as independent contractors and not employees.

2.14Employee Benefits.

(a)The Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Seller or any ERISA Affiliate (as defined below) for the benefit of employees of the Business (and their beneficiaries) that are material to the Business, taken as a whole (the “Business Benefit Plans”).  For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity interests options, equity interests purchase, phantom equity interests, equity interests appreciation or other forms of incentive compensation or post-retirement compensation.  No Business Benefit Plans are subject to the laws outside of the United States.  For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller.  Complete and accurate copies of all Business Benefit Plans (except for those described in Section 1.1(d)(iv)), in effect as of the date of this Agreement, and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to Buyer.  Each Business Benefit Plan has been established, administered, and funded materially in accordance with its terms and Seller and its Affiliates have met their obligations with respect to such Business Benefit Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to result in any material liability for Buyer or its Affiliates.  Seller, with respect to the Business Benefit Plans, and the Business Benefit Plans are in compliance, where applicable, with the currently applicable provisions of ERISA and the Code, except for any failure to so comply that would not reasonably be expected to result in any material liability for Buyer or its Affiliates.

(b)As of the date of this Agreement, there are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Seller’s knowledge, any threatened actions, claims, or lawsuits relating to any Business Benefit Plan or investigations by any Governmental Entity involving any Business Benefit Plan, except for any such termination proceedings or other claims, suits, proceedings or investigations that would not reasonably be expected to result in any material liability for Buyer or its Affiliates.

(c)The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified or, in the case of a Business Benefit Plan that is maintained pursuant to the adoption of a prototype or volume submitter plan document, Seller is entitled, with respect to such Business Benefit Plan, to rely on an IRS opinion or advisory letter to the effect that the prototype or volume submitter plan document is acceptable in form for the establishment of a qualified retirement plan and nothing has occurred that could reasonably be expected to result in the loss of tax qualification of any such Business Benefit Plan.

(d)Neither Seller nor any ERISA Affiliate has participated in, withdrawn from, or had any liability with respect to any Multiemployer Plan.  Buyer and its Affiliates will not have any liability with respect to any plan subject to Title IV of ERISA as a result of the transactions contemplated by this Agreement.  There is not now, nor do any circumstances exist that would give rise to, any requirement for the posting of security with respect to a Business Benefit Plan with respect to any Business Employees or the imposition of any lien on the Acquired Assets under ERISA, the Code or other applicable law.

(e)None of the Business Benefit Plans promises or provides post-termination medical or other post-termination welfare benefits to any Business Employee, except in the form of cash severance or outplacement services or as required by (i) applicable law, (ii) contractually required subsidies for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during severance, or (iii) the terms of any plan qualified under Section 401(a) of the Code.

(f)No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by Seller, any of its Affiliates or any ERISA Affiliate that would subject the Business or Buyer to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for employees of Seller, and each of their beneficiaries where assumed hereunder), except as provided in this Agreement.

2.15Environmental Matters.

(a)When used in this Agreement, the following terms have the meanings provided below.

(i)“Environmental Law” means any foreign, federal, state or local law, statute, rule or regulation relating to the environment or Hazardous Substances, materials or wastes.

(ii)“Hazardous Substance” means (a) any substance that is regulated or gives rise to liability or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(b)Except as described or identified in Section 2.15 of the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i)with respect to the Business, Seller is (and from January 1, 2018 until the date of this Agreement has been) in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all material permits, licenses, franchises or authorizations from any Governmental Entity required by Environmental Law and used in the Business as presently conducted;

(ii)Seller did not, from January 1, 2018 until the date of this Agreement, receive any written notice alleging any material liability or violation by Seller or its predecessors in connection with the Business with respect to any applicable Environmental Laws;

(iii)no real property currently or formerly owned, leased or operated by Seller primarily in connection with the Business (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Substances in an amount or concentration that would give rise to a material liability or an obligation to conduct any remedial action or disclose that condition under any Environmental Law;

(iv)Seller did not, from January 1, 2018 until the date of this Agreement, receive any written notice alleging that Seller is subject to any liability in connection with the Business for any Hazardous Substance disposal or contamination on the property of any third-party, the subject matter of which would result in a material liability;

(v)Seller has not, in connection with the Business or in a manner which otherwise would constitute or give rise to an Assumed Liability, released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not give rise to any material liability or obligation under any Environmental Law; and

(vi)Seller is not named as a party to any orders, decrees or injunctions by any Governmental Entity addressing material liability under any Environmental Law in connection with the Business, and Seller has not provided an indemnity with respect to, or otherwise assumed, any material liability of another person arising under Environmental Law in connection with the Business.

2.16Legal Compliance.

(a)With respect to the Business, Seller is in compliance in all material respects with all laws of any federal, state, local or foreign government or any Governmental Entity that are applicable to the Business or the ownership or use of the Acquired Assets.  Since January 1, 2018, Seller did not receive written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, other than those not reasonably expected to be material to the operation or conduct of the Business.

(b)Seller (i) since January 1, 2018, has conducted its export, re-export and in-country transactions with respect to the Business in compliance in all material respects with all applicable export control and trade sanctions laws, including the economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) and U.S. Department of Commerce’s Export Administration Regulations; (ii) has not, during the since January 1, 2018, engaged in any transactions with respect to the Business with (x) any person who is or was at the time a Restricted Person or (y) with any person in a country subject to comprehensive sanctions under the export and sanctions laws including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine; and (iii) with respect to the Business, does not have any presence, directly or indirectly, in a country subject to comprehensive sanctions under the applicable export and sanctions laws.

(c)Seller (including, in their respective capacities as such, any of its officers, directors, employees or, to Seller’s knowledge, its agents, distributors, or other person associated with or acting on its behalf) did not, directly or indirectly, since January 1, 2018, take any action with respect to the Business that would result in a violation in any material respect by Seller of the applicable Anti-Corruption and Anti-Bribery Laws.  Without limiting the generality of the foregoing, Seller (including, in their respective capacities as such, any of its officers, directors, employees or, to Seller’s knowledge, its agents, distributors, or other persons associated with or acting on its behalf) has not, with respect to the Business, directly or indirectly, since January 1, 2018: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (iii) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful material payment; or (iv) or otherwise taken any action which would cause it to be in violation in any material respect of the Anti-Corruption and Anti-Bribery Laws.  As of the date hereof, there are no pending or, to Seller’s knowledge, threatened, claims, charges, investigations (whether internal or otherwise), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Seller relating to the Business with respect to any Anti-Corruption and Anti-Bribery Laws.

(d)For the purposes of this Agreement:

(i)“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Canadian Corruption of Foreign Public Officials Act, United Kingdom Bribery Act of 2010, any other applicable anti-corruption or anti-bribery Laws or any similar Laws of any other jurisdiction where Seller operates or conducts the Business;

(ii)“Government Official” means any director, officer, official, employee, agent or other person acting on behalf of a Governmental Entity (including candidates for political office).

(iii)“Restricted Person” shall mean any person listed on or covered by any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government in which Seller, with respect to the Business, conducts business, the List of Denied Persons and Entity List administered by the U.S. Department of Commerce, and the List of Specially Designated Nationals and Blocked Persons administered by OFAC.

2.17Permits.  Seller has all material permits, licenses, franchises or authorizations from any Governmental Entity necessary for the lawful conduct of the Business.  Seller is not in material violation of or material default under any such material permit, license, franchise or authorization, and since January 1, 2018, Seller has not received written notice of any such alleged violation by any applicable Governmental Entity.

2.18Brokers’ Fees.  Except for the fees payable to Centerview Partners LLC, Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.19Entire Business.  Except for the rights granted to Buyer under the Transition Services Agreement contemplated by Section 1.3(b)(vi) and any Deferred Specified Contracts, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by Seller and its Affiliates, the Acquired Assets, together with the assets of IP LLC, are, when utilized by a labor force substantially similar to that employed by Seller in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.  Neither Parent nor any subsidiary of Parent (other than Seller or IP LLC) has any assets that, if such assets were assets of Seller, would be Acquired Assets.  Except as would not be material to the Business, the Acquired Assets and the properties, assets and rights owned, licensed or leased by IP LLC are in reasonably good repair, working order and operating condition (subject to normal wear and tear) and are suitable for the purpose for which they are presently used in the Business.

2.20Affiliate Transactions; Intercompany Agreements.  Except for any contract the benefits of which are shared between the Business the other businesses of Seller and/or any of its Affiliates, any Ordinary Course Inter-Affiliate Agreements (as defined in Section 7.11), employment relationships, compensation and benefits in the ordinary course of business or as disclosed in Section 2.20 of the Disclosure Schedule, neither Parent nor any of its Subsidiaries (other than IP LLC) (a) owns, leases or has any economic or other right, license title or interest in or to any Acquired Asset or property, right or asset of IP LLC, (b) has any claim or cause of action against the Business or IP LLC, (c) owes any money to, or is owed any money by, the Business or IP LLC or (d) is otherwise a party to any Transferred Contract or contract, agreement or arrangement with IP LLC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2Authority.  Buyer has all requisite company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other applicable Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the other Transaction Documents to which it is a party (when executed and delivered by Buyer) will be, duly and validly executed and delivered by Buyer and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of Seller and its Affiliates that are parties to such Transaction Documents, constitute or (when executed and delivered) will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a)conflict with or violate any provision of the organizational documents of Buyer;

(b)require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to perform its obligations hereunder or consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”);

(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d)violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4Broker’s Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5Litigation.  There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including to pay the Purchase Price to Seller at the Closing.

3.7Solvency.  Buyer is not entering into this Agreement, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, in any case with the intent to hinder, delay or defraud either present or future creditors of Buyer. Immediately after giving effect to the transactions contemplated by this Agreement assuming the representations and warranties of Seller contained in Article II (each as qualified by the Disclosure Schedule) are accurate in all material respects, payment of all amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses of Buyer, Buyer will be Solvent. For the purposes of this Agreement, the term “Solvent,” when used with respect to any person or entity, means that, as of any date of determination, (a) the fair value of the assets of such person or entity and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person or entity and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person or entity and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person or entity and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person or entity and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such person or entity and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

3.8No Other Representations or Warranties.  Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (each as qualified by the Disclosure Schedule and subject to Section 8.13(a)) or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement, (a) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Business, any Acquired Asset or any Assumed Liability, including with respect to any information provided or made available to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither Seller nor any of its Affiliates, nor any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other person or entity has made or is making any express or implied representation or warranty to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity with respect to the information delivered, disseminated or otherwise distributed to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, by Seller or any of its Affiliates, or any of their respective equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them, by Seller or any of its Affiliates, or any of their respective equityholders, directors, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise; provided, that the foregoing shall not be deemed to (x) limit or modify the express representations and warranties of Seller set forth in Article II or in any certificate, document or instrument delivered pursuant to the terms of this Agreement (in each case, as qualified and limited by the Disclosure Schedule), or (y) limit or restrict in any respect any claim for Fraud.  For purposes of this Agreement, “Fraud” means Delaware common law fraud with a specific intent to deceive based on a false representation and warranty contained in this Agreement (as qualified by the Disclosure Schedule) as to a material fact (it being understood and agreed, for the avoidance of doubt and notwithstanding anything to the contrary, that “Fraud” does not include any equitable fraud or any claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory); provided that, without limiting the other elements required for Fraud by Seller to be deemed to exist, Fraud by Seller may only be deemed to exist if an individual listed on Schedule 7.5 had actual knowledge that the applicable representation and warranty set forth in Article II was actually breached when made by Seller and Fraud by Buyer may only be deemed to exist if an individual identified on Schedule 6.2(c)(i) had actual knowledge that the applicable representation and warranty set forth in Article III was actually breached when made by Buyer.

3.9Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with due diligence investigation of the Business by Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Buyer and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from Seller and its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business.  Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans so furnished to it (including the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).  Accordingly, Buyer hereby acknowledges and agrees that none of Seller or any of its Affiliates, nor any of their respective equityholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).  Notwithstanding the foregoing, nothing in this Section 3.9 shall be deemed to (x) limit or modify any of the express representations and warranties of the Seller set forth in Article II or in any certificate delivered hereunder or thereunder, or (y) limit or restrict in any respect any claim for Fraud.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1Efforts; Antitrust Laws.

(a)Subject to the terms hereof, including Section 4.1(b) (but without limiting Buyer’s obligations under Section 4.1(c) or Section 4.1(d)), from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VI (the “Pre-Closing Period”), each Party shall:

(i)use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)within seven (7) Business Days after the date of this Agreement, unless otherwise agreed by the Parties, make all necessary filings under the Hart-Scott-Rodino Act to consummate the transactions contemplated hereby and request early termination of the Hart -Scott-Rodino Act waiting period with respect to such filings, and thereafter make any other submissions under the Hart-Scott-Rodino Act required in connection with the transactions contemplated hereby and satisfy any related governmental request thereunder in each case as promptly as practicable;

(iii)use its best efforts to make, as promptly as practicable, all filings, and thereafter make any other submissions, required under any other applicable law in connection with the transactions contemplated hereby;

(iv)use its best efforts to obtain, as promptly as practicable, from any Governmental Entity any Consent or order required to be obtained by such Party or any of its Affiliates as necessary to consummate the transactions contemplated hereby; and

(v)execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

During the Pre-Closing Period, each Party shall (1) cooperate with the other in connection with the making of all filings required under any applicable law in connection with the transactions contemplated hereby, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith and (2) furnish to the other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, nothing contained in this Section 4.1(a) shall modify or affect the rights and responsibilities of either Party under Section 4.1(b) or modify or affect Buyer’s obligations under Section 4.1(c) or Section 4.1(d).

(b)Subject to the terms hereof, and without limiting Buyer’s obligations under Section 4.1(c) and Section 4.1(d), each Party shall (and shall cause its Affiliates to) cooperate and to use its best efforts promptly to (i) obtain any government clearances or approvals required for the Closing under applicable Antitrust Laws (as defined in Section 4.1(g)(i)), (ii) respond to any government requests for information under any Antitrust Law and (iii) contest and resist any actual or threatened action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Antitrust Order (as defined in Section 4.1(g)(ii)) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law.  Except to the extent prohibited by applicable law, each Party will consult and cooperate with the other, and consider in good faith the views of the other, in connection with, and provide to the other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any proceedings in connection with the transactions contemplated hereby under or relating to any Antitrust Law.  Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act.

(c)Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or, effective as of the Closing, the Business, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer or the Business in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date (as defined in Section 6.1(d)).  For the avoidance of doubt, Buyer shall take any and all actions necessary in order to ensure the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable and before the Outside Date including that (i) all suspensory waiting periods under the Hart-Scott-Rodino Act or any other applicable Antitrust Laws are promptly obtained, (ii) any consent or approval of any other Governmental Entity is promptly obtained, (iii) no judgment, injunction, order or decree or any other order in any suit or proceeding is threatened or entered and (iv) no other review or investigation under any Antitrust Law is outstanding that would preclude consummation of the transactions contemplated by this Agreement by the Outside Date.  Buyer further agrees not to extend, stay or toll any waiting period or withdraw and refile the notification under the Hart-Scott-Rodino Act or enter into any agreement with any Governmental Entity to delay, or otherwise not consummate as soon as practicable, the transactions contemplated by this Agreement, except with the prior written consent of Seller.

(d)Prior to the Closing, Buyer shall not, and shall not permit any of its Affiliates to acquire or enter into an agreement to acquire the equity interests or assets of any entity if such transaction is reasonably likely to materially delay the receipt of, or materially impact the ability of the Parties (or either Party) to obtain, any Consent or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement.

(e)Without limiting either Party’s obligations set forth in any of Section 4.1(a), Section 4.1(b), Section 4.1(c) and Section 4.1(d), each Party shall give (or shall cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their best efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement, including those that are (i) disclosed in the Disclosure Schedule (in the case of any such consent required to be obtained by Seller) or (ii) required to prevent the occurrence of an event that would reasonably be expected to have a Business Material Adverse Effect prior to or after the Closing.

(f)Notwithstanding the foregoing, with respect to any Transferred Contracts that are not Specified Contracts (“Additional Transferred Contracts”), Seller shall reasonably cooperate with Buyer to provide notices with respect to such Additional Transferred Contracts as may be mutually agreed between Buyer and Seller.  In the event a counterparty to an Additional Transferred Contract objects to the transfer of such Additional Transferred Contract to the Buyer, the Seller shall cooperate with the Buyer following such objection until the first anniversary of the Closing Date to seek to obtain such counterparty’s consent.  For the avoidance of doubt, the Closing shall not be delayed and shall proceed notwithstanding the failure to receive any such Consent contemplated by Section 4.1(e); provided, that nothing herein shall be deemed to limit Seller’s obligation to continue to seek any such consent pursuant to Section 1.5.

(g)Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall be required to make any payment or incur any liability or obligation in connection with the fulfillment of Seller’s obligations under Section 4.1(e) or Section 4.1(f).

(h)For purposes of this Agreement:

(i)“Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade; and

(ii)“Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

4.2Replacement of Guarantees and Letters of Credit.  Unless otherwise agreed to in writing by the Parties, Buyer shall use commercially reasonable efforts to arrange, and Seller shall cooperate with Buyer in connection with its efforts to arrange, prior to the Closing, for replacement arrangements in form and substance reasonably satisfactory to Buyer and Seller (which shall include a full and complete release of Seller and its Affiliates) with respect to the letters of credit and other borrowings or obligations of the Business (including guarantees of liabilities of other persons or entities issued by Seller or any of its Affiliates to the extent arising out of or relating to the Acquired Assets or the Business) which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Seller or any of its Affiliates as of the Closing Date and identified on Schedule 4.2, including, to the extent required, replacement guarantees, credit support and letters of comfort with respect thereto. All costs and expenses incurred in connection with the release or substitution of any such guarantees or other credit support instruments shall be borne by the Party incurring such costs.

4.3Operation of Business.  Except (a) as expressly provided by this Agreement, (b) as required by applicable law, (c) as set forth on Schedule 4.3 attached hereto, or (d) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to conduct the operations of the Business in the ordinary course, (ii) use commercially reasonable efforts to maintain the assets and properties of the Business and IP LLC and to preserve intact in all material respects the business organization of the Business and its current relationships with its material customers, suppliers, employees and other key relationships, and (iii) refrain from taking any of the actions described in clauses (a) through (p) of Section 2.6; provided, however, that Seller shall be permitted to (x) subject to Section 7.11, accept capital contributions and loans from any of its Affiliates and (y) use any and all cash, cash equivalents and other short term liquid investments of the Business to pay dividends or make distributions, repay loans or other payments to any of its Affiliates.

4.4Access.  During the Pre-Closing Period, Seller shall permit the representatives of Buyer to have reasonable access (at reasonable times, on reasonable prior written notice, and in a manner so as not to interfere with the normal business operations of the Business, and in all cases subject to any measures implemented by Seller in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes.  Buyer acknowledges that it remains bound by the confidentiality agreement, dated December 14, 2020 previously entered into between News Corporation and Houghton Mifflin Harcourt Company, a Delaware corporation (“Parent”) (the “Confidentiality Agreement”), and any information provided pursuant to this Section 4.4 shall be subject to the Confidentiality Agreement.  Notwithstanding the foregoing, Seller shall not be required to provide access where such access would, in the reasonable judgment of Seller, jeopardize protections afforded Seller under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable law, agreement or privacy policy or result in the disclosure of any trade secret.  Prior to the Closing, Buyer shall not (and shall cause its representatives not to) contact or communicate with the employees, customers and suppliers of Seller or any of its Affiliates regarding the transactions contemplated by this Agreement, except (a) with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or (b) for communications made to Business Employees regarding their post-closing employment with Buyer in accordance with an employee communications plan mutually agreed upon by the Parties (it being understood that neither Party’s approval of any such plan reasonably proposed by the other Party shall be unreasonably withheld, conditioned or delayed).

4.5Competing Transactions.  During the Pre-Closing Period, Seller shall not, shall cause its controlled Affiliates not to, and shall use its commercially reasonable efforts to cause its representatives, officers, directors and agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of any proposal or offer from any third-party (other than Buyer and its Affiliates) for the acquisition of the Business or any material portion of the Business or Acquired Assets (other than sales of inventory or the grant of non-exclusive licenses to use products of the Business in the ordinary course of business) (an “Acquisition Proposal”), (b) participate in any discussions or negotiations other than with Buyer, Seller and their respective representatives, officers, directors, employees and agents regarding an Acquisition Proposal, (c) furnish any confidential information regarding the Business or the Acquired Assets to any third-party in connection with an Acquisition Proposal or (d) enter into a confidentiality agreement with any third-party with respect to an Acquisition Proposal.  Seller shall notify Buyer promptly, and in any event within 48 hours, if any third-party makes an Acquisition Proposal during the Pre-Closing Period (including the terms thereof and the identity of such third-party, subject to any existing applicable confidentiality agreement or applicable legal requirement).  Seller shall, and shall cause its controlled Affiliates to, and shall use commercially reasonable efforts to cause its and its controlled Affiliates’ representatives to (x) as of the date hereof, immediately cease any existing solicitations, discussions or negotiations with any third-party (other than Buyer and its Affiliates) that is interested in, or has indicated any interest regarding, entering into any transaction that could reasonably be expected to lead to an Acquisition Proposal (other than Buyer or its Affiliates) and (y) request the prompt return or destruction of any confidential information provided to such third-party prior to the date hereof.

4.6Notification.

(a)During the Pre-Closing Period, Seller shall give prompt notice to Buyer upon obtaining knowledge that any representation or warranty made by Seller in this Agreement has become untrue or inaccurate, or of any failure of Seller to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if such untruth or inaccuracy, or such failure, would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) to not be satisfied at such time; provided that no such notification shall be deemed to modify or qualify any representation or warranty in this Agreement made by Seller.

(b)During the Pre-Closing Period, Buyer shall give prompt notice to Seller upon obtaining knowledge that any representation or warranty made by Buyer in this Agreement has become untrue or inaccurate, or of any failure of Buyer to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if such untruth or inaccuracy, or such failure, would cause any of the conditions set forth in Section 5.2(a) or Section 5.2(b) to not be satisfied at such time; provided that no such notification shall be deemed to modify or qualify any representation or warranty in this Agreement made by Buyer.

(c)Notwithstanding anything to the contrary, no failure to comply with this Section 4.6 shall constitute a breach of this Agreement (provided, for the avoidance of doubt, nothing in this Section 4.6(c) shall limit any recourse or remedy for any breach of this Agreement (other than a failure to comply with this Section 4.6)).

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)(i) the representations and warranties of Seller set forth in Section 2.3 shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such particular date), (ii) the representations and warranties of Seller set forth in Section 2.1(a) (excluding the last two sentences thereof), Section 2.2 (excluding the second, fourth and fifth sentences of Section 2.2(b)) and Section 2.18 shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date), except for any failures to be so true and correct as would not reasonably expected to be, individually or in the aggregate, material and (iii) excluding those representations and warranties referred to in either of the foregoing clauses (i) or (ii), each of the representations and warranties of Seller set forth in Article II (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) shall be true and correct as of the Closing Date as if made as of the Closing Date, except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Business Material Adverse Effect;

(b)Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)Seller shall have delivered to Buyer a certificate signed by a duly authorized officer of Seller to the effect that each of the conditions specified in Section 5.1(a), Section 5.1(b) and Section 5.1(f) is satisfied;

(d)no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;

(e)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(f)since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect; and

(g)Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

5.2Conditions to Obligations of Seller.  The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)(i) the representations and warranties of Buyer set forth in Section 3.2 shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such particular date), (ii) the representations and warranties of Buyer set forth in Section 3.1 and Section 3.4 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such particular date) and (iii) excluding those representations and warranties referred to in either of the foregoing clauses (i) or (ii), each of the representations and warranties of Buyer set forth in Article III (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) shall be true and correct as of the Closing Date as if made as of the Closing Date, except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

(b)Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)Buyer shall have delivered to Seller a certificate signed by a duly authorized officer of Buyer to the effect that each of the conditions specified in Section 5.2(a) and Section 5.2(b) is satisfied;

(d)no law, judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement;

(e)all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

(f)Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

ARTICLE VI
TERMINATION

6.1Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)the Parties may terminate this Agreement by mutual written consent;

(b)Buyer may terminate this Agreement by giving written notice to Seller if Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would, if occurring or continuing on the Closing Date, cause any of the conditions precedent under Section 5.1 hereof not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, is not cured by the earlier of the Outside Date and 45 days after the giving of written notice by Buyer to Seller specifying such breach; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Buyer if Buyer is then in material breach of any covenant or agreement set forth in this Agreement so as to cause a condition set forth in Section 5.2 to not be satisfied;

(c)Seller may terminate this Agreement by giving written notice to Buyer if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would, if occurring or continuing on the Closing Date, cause any of the conditions precedent under Section 5.2 hereof not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, is not cured by the earlier of the Outside Date and 45 days after the giving of written notice by Seller to Buyer specifying such breach; provided, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Seller if Seller is then in material breach of any covenant or agreement set forth in this Agreement so as to cause a condition set forth in Section 5.1 to not be satisfied;

(d)Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before June 24, 2021 (the “Outside Date”); provided, that if on the Outside Date all of the conditions set forth in Sections 5.1(a) through (d), (f) and (g) and in Sections 5.2(a) through (d) and (f) have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) or remain capable of being satisfied but any of the conditions set forth in Section 5.1(e) or Section 5.2(e) have not been satisfied, then Seller may, in its sole discretion, extend the Outside Date for one additional 90-day period by giving written notice of such extension to Buyer, in which case the Outside Date shall be deemed for all purposes to be the last day of such additional 90-day period; provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall not be in breach or have breached in any material respect any covenant or agreement set forth in this Agreement in any manner that shall have primarily contributed to the failure of the Closing to occur on or before the Outside Date; or

(e)Buyer or Seller may terminate this Agreement in the event that any law, judgment, order, decree, stipulation or injunction by any Governmental Entity preventing the transactions contemplated by this Agreement has become final and nonappealable.

6.2Effect of Termination.

(a)Except as set forth in Section 6.2(b), if either Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to any person or entity; provided, that any such termination shall not relieve any party from liability for damages for any Fraud, Buyer Willful Breach (as defined in Section 6.2(c)(i)) or Seller Willful Breach (as defined in Section 6.2(c)(ii)), as the case may be, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement.  Nothing shall limit or prevent either Party from exercising any rights or remedies it may have under Section 8.13(c) in lieu of terminating this Agreement pursuant to Section 6.1.

(b)Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement, this Section 6.2, Article VIII and the definitions of any capitalized terms used in any such provision, Section or Article shall survive the termination of this Agreement for any reason.

(c)For purposes of this Agreement:

(i)“Buyer Willful Breach” means the breach by Buyer of a covenant or obligation of Buyer under this Agreement where: (A) such covenant or obligation is material to the ability of Buyer to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (B) Buyer shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any person listed on Schedule 6.2(c)(i) had actual knowledge, at the time of such breach of such covenant or obligation, (1) that Buyer was breaching such covenant or obligation and (2) of the consequences of such breach under this Agreement.

(ii)“Seller Willful Breach” means the breach by Seller of a covenant or obligation of Seller under this Agreement where: (A) the consequence of a breach of the covenant or obligation is material to the Business, taken as a whole, or is material to the ability of Seller to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (B) Seller shall have materially and willfully breached such covenant or obligation; (C) the breach of such covenant or obligation shall not have been cured in all material respects; and (D) any of the persons listed in Schedule 7.5 had actual knowledge, at the time of Seller’s breach of such covenant or obligation, (1) that Seller was breaching such covenant or obligation and (2) of the consequences of such breach under this Agreement.

ARTICLE VII
FURTHER AGREEMENTS

7.1Access to Information; Record Retention; Cooperation.

(a)Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing until December 31, 2026, each Party shall use commercially reasonable efforts to afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably requested by the other Party (but in all cases such access shall be subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak).  Information may be requested under this Section 7.1(a) solely for purposes of financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim (in each case other than in connection with any claim, proceeding or litigation asserted against the other Party); provided, that neither Party shall be required to provide access where such access would jeopardize protections afforded such Party under the attorney-client privilege or the attorney work product doctrine, be prohibited under any applicable law; provided further that each Party shall use its reasonable best efforts to provide such access in a manner that would not jeopardize any such protections, violate any such prohibition or result in any such disclosure.

(b)Access to Personnel.  Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing until December 31, 2026, each Party shall use commercially reasonable efforts (in all cases subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to make available to the other Party, upon written request and reasonable advance notice, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings involving a Governmental Entity in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 7.1(a) (in each case other than in connection with any claim, proceeding or litigation asserted against the other Party); provided, that such access to personnel is during normal business hours and does not unreasonably interfere with the operation of the businesses of the non-requesting Party.

(c)Reimbursement.  A Party providing Information or personnel to another Party under Section 7.1(a) or Section 7.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)Retention of Records.  Except as otherwise required by applicable law or agreed to in writing by the Parties, following the Closing until December 31, 2026, each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing.  Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 30 days, the offered Information may be disposed of at any time.

(e)Preparation of Seller Financial Statements. Following the Closing, Buyer shall reasonably cooperate with Seller and its Affiliates (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) to respond to requests for information relating to the Business reasonably required for Seller and its Affiliates to prepare the financial statements of Seller and its Affiliates for all fiscal periods that precede or include the Closing Date. In furtherance thereof, Buyer shall use its commercially reasonable efforts (in all cases subject to any measures or limitations reasonably implemented in connection with COVID-19 or any other pandemic, epidemic or disease outbreak) to ensure that Seller and its Affiliates (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) will be provided with reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to unreasonably interfere with the normal business operations of Buyer) to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers (subject to customary access and confidentiality agreements reasonably required by such accountants), and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 7.1(e).

(f)Confidentiality.  Following the Closing, each of Buyer and Seller (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party or any of its Affiliates furnished to it by the other Party (the “Disclosing Party”) or any of the other Party’s Affiliates or representatives at any time prior to the Closing in connection with the transactions contemplated by this Agreement or pursuant to this Section 7.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 7.1(f), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without use of or reference to any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person or entity, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1(f).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.  The Confidentiality Agreement shall automatically terminate at the Closing.

7.2Covenant Not to Compete.  From and after the Closing Date until the second anniversary of the Closing Date (the “Noncompetition Period”), Seller shall not (and shall cause each of the direct or indirect majority-owned subsidiaries of Parent, while (but only while) such entity is a direct or indirect majority-owned subsidiary of Parent (a “Noncompetition Entity”) not to) develop, publish or sell any work that competes with the Business; provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Entity from:

(a)continuing anywhere in the world in any type of business conducted by any Noncompetition Entity on the date hereof (including any natural extensions or additions to such business), which is not part of or engaged in the same businesses as the Business, including, for the avoidance of doubt and notwithstanding anything to the contrary, the sale of educational workbooks to consumers;

(b)entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Entity for purposes unrelated to the Business;

(c)making passive equity investments in up to 2% of the outstanding class of any equity of any publicly owned companies which compete with the Business; or

(d)acquiring and continuing to operate any entity which competes with the Business if either:

(i)in the calendar year prior to such acquisition, the consolidated revenues of such entity from the portion of its business which competes with the Business do not constitute more than 15% of such entity’s total consolidated revenues as set forth in the most recent financial statements of such entity at the time the definitive agreement for such transaction is entered into; or

(ii)the applicable Noncompetition Entity completes, within twelve (12) months after such acquisition, the transfer to a third-party that is not an Affiliate of any other Noncompetition Entity of that portion of the business of such entity that competes with the Business upon terms and conditions and at a price determined by the applicable Noncompetition Entity in its sole discretion.

7.3Covenant Not to Solicit.

(a)From and after the Closing until the second anniversary of the Closing Date, Seller shall not (and shall cause each Noncompetition Entity not to) solicit or induce any person who was an employee or independent contractor of, with respect to the Business, Seller on the Closing Date to terminate his or her relationship with Buyer; provided, however, that the foregoing shall not prohibit Seller or any Noncompetition Entity from (i) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement or (ii) soliciting or hiring any such employee or independent contractor whose employment with (or engagement as an independent contractor by) Buyer ended at least 90 days before such solicitation or hiring.

(b)From and after the Closing until the second anniversary of the Closing Date, Buyer shall not (and shall cause its Affiliates not to) solicit or induce any person who was an employee or independent contractor of, but not with respect to the Business, Seller or any of its Affiliates on the Closing Date to terminate his or her relationship with Seller or any of its Affiliates; provided, however, that the foregoing shall not prohibit Buyer or any of its Affiliates from (i) placing general advertisements for employees not directed at Seller or any of its Affiliates and hiring or engaging any person in response to any such general advertisement or (ii) soliciting or hiring any such employee or independent contractor whose employment with (or engagement as an independent contractor by) Seller or its Affiliates ended at least 90 days before such solicitation or hiring.

7.4Acknowledgment.  Seller hereby agrees and acknowledges that the non-compete obligations and the non-solicitation obligations under Section 7.2 and Section 7.3(a), and Buyer hereby agrees and acknowledges that the non-solicitation obligations under Section 7.3(b), are reasonable and equitable as to the subject matter, and the rights and benefits held by such Party under this Agreement are adequate for the restrictions contained therein, and the sufficiency of the same is acknowledged by such Party.  Further, Seller acknowledges that a violation of Section 7.2 or Section 7.3(a) may cause Buyer and its Affiliates, and Buyer acknowledges that a violation of Section 7.3(b) may cause Seller and its Affiliates, irreparable harm, which may not be adequately compensated for by money damages.  Each of Seller and Buyer therefore agrees that in the event of any actual or threatened violation of Section 7.2 or Section 7.3, the other shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against it or such Affiliate of it to prevent any violations of Section 7.2 or Section 7.3.

7.5Disclosure Generally.  Any information furnished in the Disclosure Schedule shall be deemed to modify any of Seller’s representations and warranties to which it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment to any third party, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, taken as a whole, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business.  For purposes of this Agreement, the terms “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge, after due inquiry, on the date hereof of the persons listed on Schedule 7.5 attached hereto.  Seller shall be permitted to inform Buyer, from time to time between the date hereof and the Closing, of any events or developments that occur or any information learned between the date of this Agreement and the Closing.

7.6Certain Employee Benefits Matters.

(a)Offer of Employment.  Buyer shall, or shall cause one of its Affiliates to, offer employment, in each case with a position comparable to that held with Seller immediately prior to the Closing, commencing on the Closing Date to all Business Employees employed by Seller immediately prior to the Closing and listed on Schedule 7.6(a) or hired after the date hereof without breach of Section 4.3 (the “Current Business Employees”), excluding those on or that have applied for military leave, disability leave or other leave of absence (whether paid or unpaid) or layoff (each, a “Leave Employee”).  The term “New Buyer Employee” shall mean a Current Business Employees who accepts an employment offer made by Buyer pursuant to this Section 7.6.  For any Leave Employee who is cleared to or does return to active employment within six (6) months following the Closing Date or such later date as is provided by a contractual requirement or applicable law (the “Return Date”), the treatment as a New Buyer Employee shall be delayed until such Return Date, at which point such Current Business Employee shall be offered employment with Buyer.  Until such Return Date, any such Leave Employee will remain on Seller’s disability coverage, with any expenses for such coverage on and after the Closing Date being retained by Seller.  If a Leave Employee is not able to return to work by the Return Date, the provisions of this Section 7.6 shall not apply to such Leave Employee and any employment with Buyer would be as a new hire unless Buyer provides otherwise.  Seller shall terminate, effective as of the Closing, the employment of each Business Employee other than any Leave Employee, and for the avoidance of doubt, Seller shall bear all of the liabilities, obligations and costs relating to any severance payable to each such Business Employee unless Buyer has failed to make an offer of employment to such Business Employee or has made an offer that does not include a comparable position and base salary or wages that are no less than those in effect immediately prior to the Closing Date; Buyer shall bear or reimburse Seller for any severance or other termination related liabilities (other than accrued wages) in either of those circumstances.  Seller shall pay to each New Buyer Employee any accrued paid time off that remains unpaid as of the Closing.

(b)Compensation; Employee Benefits; Severance Plans.  Except as otherwise provided in this Section 7.6 or as otherwise required by applicable law or the terms of the applicable Business Benefit Plan, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing Date.  From and after the Closing until the first anniversary of the Closing Date (or, if earlier, until the date such New Buyer Employee ceases to be employed by Buyer or its Affiliates), Buyer shall provide each New Buyer Employee with base salary that is no less favorable than that provided to such New Buyer Employee immediately prior to the Closing and annual cash bonus and/or annual cash incentive pay opportunity (excluding equity awards, change in control and retention bonuses) that is no less favorable than that provided to such New Buyer Employee immediately prior to the Closing.  From and after the Closing until the first anniversary of the Closing Date, Buyer shall use commercially reasonable efforts to maintain (or cause its subsidiaries to maintain) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each New Buyer Employee (“Buyer Plans”) that are no less favorable in the aggregate than those provided to similarly-situated employees of Buyer  (excluding defined benefit pension plans, non-qualified deferred compensation plans, post-employment welfare plans, change in control benefits, and equity incentives).  From and after the Closing until the first anniversary of the Closing Date, Buyer shall maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is no less favorable than the plan, program or practice in effect immediately prior to the Closing and set forth on Schedule 7.6(b) with respect to such New Buyer Employee.  All Buyer Plans and Buyer severance pay plans, programs or practices (excluding equity awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare plans) shall recognize all credited service of New Buyer Employees with Seller and its Affiliates for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by Seller or its Affiliates immediately prior to the Closing, in each case, except (A) that Buyer and its Affiliates shall not be required to recognize prior service if recognition of such prior service would result in the duplication of benefits, (B) to the extent that such service is not recognized under any plan of Buyer or its Affiliates for the employees of Buyer and its Affiliates, (C) for purposes of benefit accruals under any defined benefit pension plan or (D) for vesting purposes under any equity incentive plan.

(c)Welfare Plans.  With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall use commercially reasonable efforts to (i) cause to be waived any waiting periods (other than to the extent any New Buyer Employee has not completed such New Buyer Employee’s waiting periods under Seller’s plans), pre‑existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out‑of‑pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees in the plan year in which the Closing occurs with respect to similar plans maintained by Seller or its Affiliates for New Buyer Employees immediately prior to the Closing.

(d)U.S. WARN Act, Etc.  Seller shall provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) for events affecting Employees and occurring before the Closing Date.  Buyer shall provide any required notice under WARN affecting the New Buyer Employees and occurring on or after the Closing Date.  Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under WARN or other similar applicable law arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date or arising as a result of the transactions contemplated hereby.  From and after the Closing until the date that is 90 days after the Closing Date, Buyer shall not terminate any New Buyer Employee (other than for cause) in a manner that would trigger any obligation under WARN.

(e)U.S. COBRA.  Seller shall be responsible for all obligations under COBRA with respect to all qualifying events that occur prior to or on the Closing Date.  Buyer shall be responsible for all obligations under COBRA with respect to New Buyer Employees and their qualified beneficiaries with respect to qualifying events occurring after the Closing Date (or, if later, a New Buyer Employee’s commencement of employment with Buyer).  Buyer shall assume all liabilities for post-employment health coverage under COBRA or otherwise with respect to New Buyer Employees on and after the Closing Date.

(f)Prorated Bonuses/Sales Plans.  No later than 30 calendar days after the Closing Date, Seller shall pay each eligible New Buyer Employee a prorated cash bonus or prorated cash incentive payment under the applicable corporate bonus or sales incentive plan of Seller for the year in which the Closing occurs, in an amount equal to the product of (i) the New Buyer Employee’s target bonus or target sales plan payment for the period that includes the Closing and (ii) a fraction, the numerator of which is the number of days from the beginning of the performance period through the Closing Date, and the denominator of which is the number of days in the performance period.

(g)Non-Competes.  Seller, on behalf of itself and its Affiliates, agrees that Seller and its Affiliates will not enforce (and cause not to be enforced) with respect to Buyer or its Affiliates any noncompetition agreements between a Business Employee, on the one hand, and Seller or any of its Affiliates, on the other hand, to the extent applicable to the Business.  To Sellers’ knowledge, there are no confidentiality or other agreements between Seller or any of its Affiliates, on the one hand, and a Business Employee, on the other hand, that restrict the ability of such Business Employee from performing his or her job with Buyer and its Affiliates as of and following the Closing Date.

(h)Right to Employment/Third Party Beneficiaries.  Nothing in this Section 7.6 expressed or implied (i) shall confer upon any of the Business Employees any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement, (ii) is intended to confer on any person or entity other than the Parties or their respective successors and assigns any third party beneficiary or other rights, remedies, obligations or liabilities under or by reason of this Section 7.6 or (iii) amends or establishes any benefit plan, program, or arrangement.

7.7Use of Name for Transition Period.

(a)Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller or any of its Affiliates (the “Retained Marks”) and will not hold itself out as having any affiliations with Seller or any of its Affiliates.

(b)Notwithstanding the provisions of Section 7.7(a), Buyer may utilize sales promotional aids, marketing literature and other printed marketing materials included in the Acquired Assets transferred by Seller to Buyer on the Closing Date and containing the Retained Marks; provided, that Buyer shall promptly implement a plan to eliminate the use of all such material within six (6) months after the Closing Date.

(c)Notwithstanding the provisions of Section 7.7(a), Buyer may continue to use the Retained Marks for one year following the Closing Date on inventories of digital products of the Business existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(d)Notwithstanding the provisions of Section 7.7(a), Buyer may continue to use the Retained Marks on inventories of physical products of the Business existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.  For purposes of clarity, Buyer shall not be required to recall any existing inventories of physical products bearing the Retained Marks that have already been distributed by the Business prior to the Closing Date, and the existence of such existing inventories shall not be considered in violation of this covenant.

(e)Notwithstanding the provisions of Section 7.7(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to Seller from and after the Closing Date.

(f)Seller hereby agrees that, for a period of two years following the Closing Date, it shall not grant any license under the Retained Marks to any third party to conduct a trade publishing business.

(g)The licenses to use the Retained Marks set forth in this Section 7.7 shall not prohibit Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner.  Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of Seller and its Affiliates in connection with their business and operations and, with respect to such use, Buyer shall adhere to quality standards substantially similar to those of Seller and its Affiliates immediately prior to the Closing.

7.8Tax Matters.

(a)Any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as required by applicable law, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the taxable period that ends on and includes the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period.  Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Pre-Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period.  Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).  For purposes of this Agreement, in the case of sales, valued added and other similar Taxes, withholding Taxes, employment and payroll Taxes, and Taxes based on or measured by income, receipts or profits, such Taxes for any Tax period that begins on or before, and ends after, the Closing Date (a “Straddle Period”) shall be apportioned between the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the portion of the Straddle Period beginning on the day after the Closing Date, on the other hand on an interim closing of the books basis as if the Straddle Period ended on the Closing Date.

(b)Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, VAT, recording, registration, documentary, filing and other similar Taxes (other than Taxes based in whole or in part on net income or profits) arising in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall reasonably cooperate (and cause their Affiliates to reasonably cooperate) to (i) minimize any such Taxes, including by effecting the transfer of any Acquired Assets by electronic means to the extent reasonably practicable, (ii) duly and properly prepare, execute and file any certificates or other documents required to be filed in connection with such Taxes, and (iii) claim any applicable exemptions from such Taxes.

7.9Insurance Matters. With respect to any events or circumstances pertaining to the Business or IP LLC that relate to the period prior to the Closing (such events or circumstances, an “Insured Event”) that both constitute Assumed Liabilities and are eligible for coverage under Seller’s or its Affiliates’ insurance policies, after the Closing, Buyer may make claims (to the extent permitted in accordance with the terms and conditions of Seller’s or its Affiliates’ applicable existing insurance policies), or if requested by Buyer, Seller shall, at Buyer’s expense, use commercially reasonable efforts, and shall, at Buyer’s expense, cause its Affiliates to use commercially reasonable efforts, to make claims on behalf of Buyer under such policies (to the extent permitted in accordance with the terms and conditions of such policies) with respect to such Insured Event.  Buyer and Seller shall reasonably cooperate for purposes of providing the other with all reasonably requested information necessary for Seller to make such claim with respect to such Insured Event.

7.10Guarantee.  News hereby unconditionally and irrevocably guarantees to Seller the full and timely performance of Buyer’s obligations pursuant to this Agreement, in each case as the same is now or may hereafter be in effect. News acknowledges and agrees that this guaranty is full, absolute and unconditional and is a guaranty of performance and payment and is in no way conditioned or contingent upon any attempt to collect from, enforce performance or compliance by, or otherwise seek remedies from, Buyer.

7.11Termination of Intercompany Arrangements.  Prior to the Closing, Seller shall (or shall cause its Affiliates to), settle, repay, terminate or cancel, effective as of the Closing, all contracts and arrangements between Seller or its Affiliates (other than IP LLC), on the one hand, and IP LLC, on the other hand, outstanding immediately prior to the Closing, and IP LLC shall have no further obligations or liabilities under such contracts or arrangements.  To the extent there are receivables or payables between IP LLC, on the one hand, and Seller or its Affiliates (other than IP LLC), on the other hand (other than pursuant to, or in accordance with, the Transaction Documents), Seller shall, subject to prior review and approval of Buyer (not to be unreasonably withheld, delayed or conditioned), cause all such intercompany payables or receivables to be paid, satisfied, settled or otherwise eliminated by the entity that is the obligor prior to the close of business on the Business Day immediately preceding the Closing Date.  Notwithstanding the foregoing or anything else to the contrary, any intercompany or inter-affiliate written agreements entered into in the ordinary course of business (collectively, “Ordinary Course Inter-Affiliate Agreements”) relating to (a) permissions or licenses to use text, illustrations, images and/or similar Intellectual Property and/or (b) reprint rights for books or portions thereof and associated Intellectual Property, in all cases, for uses in connection with Seller’s educational programs and other curricular offerings, all of which are in writing on an arm’s length basis, non-exclusive and either of limited duration (up to 10 years) or for usage specific to an edition shall remain in effect in accordance with their terms. Such Ordinary Course Inter-Affiliate Agreements shall be deemed to be included in Acquired Assets and Assumed Liabilities and which, upon assignment to and assumption by Buyer at the Closing, will be between Buyer, on the one hand, and Seller or an Affiliate thereof (other than IP LLC), on the other hand, according to the original terms thereof consistent with the preceding sentence.   For the avoidance of doubt, any other agreements, arrangements or understandings between the Business, on the one hand, and the Seller or any of its Affiliates, on the other hand, including any exclusive or indefinite term agreements, shall either be revised on terms mutually agreed by the Parties prior to the Closing, or shall be terminated with no further action by the parties and no further obligation or liability to the Business as of the Closing.

ARTICLE VIII
MISCELLANEOUS

8.1Press Releases and Announcements.  Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement or any other Transaction Document without the prior written approval of the other Party; provided, however, that either Party (or any Affiliate of either Party) may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party (or the Party whose Affiliate intends to make such disclosure) shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

8.2No Third Party Beneficiaries.  Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of Seller, Buyer or any of their Affiliates, any New Buyer Employees, and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Section 8.4(b) are intended for the benefit of the Non-Recourse Persons (as defined in Section 8.4(a)) and their respective legal representatives, successors and assigns.

8.3Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

8.4Entire Agreement; Non-Recourse.

(a)This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the other Transaction Documents (as defined below)) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof.  The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the acquisition of the Acquired Assets and the Business exclusively in contract pursuant to the express terms of this Agreement and the other agreements, instruments and documents expressly contemplated hereby (collectively, the “Transaction Documents”), and each Party expressly disclaims that it is owed any duty or is entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents.  The sole and exclusive remedies for any breach of this Agreement or any other Transaction Document (including any representation or warranty set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or any other Transaction Document) or any claim or cause of action otherwise arising out of or related to the acquisition of the Acquired Assets and the Business shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement and the other Transaction Documents); and no person or entity shall have any remedies or causes of action (whether in contract, tort, equity or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties with respect to the acquisition of the Acquired Assets for the Business not set forth in this Agreement or another Transaction Document.

(b)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties.  No past, present or future director, manager, officer, employee, incorporator, equityholder, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement or any transaction contemplated hereby.

8.5Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void.

8.6Counterparts and Signature.  This Agreement may be executed in two counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart.  This Agreement may be executed and delivered by an electronic scan delivered by electronic mail.

8.7Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail, in each case to the intended recipient as set forth below:

If to Buyer: c/o HarperCollins Publishers L.L.C. 195 Broadway New York, NY 10007 Attention: William S. Adams, General Counsel E-mail: William.Adams@harpercollins.com E-mail:	Copy to: Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Attention: Barbara Becker; Saee Muzumdar E-mail: bbecker@gibsondunn.com; smuzumdar@gibsondunn.com

If to Seller: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com	Copy to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Hal J. Leibowitz, Esq. E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.9Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application or as an inducement to enter into this Agreement) shall be of laws of any jurisdiction other than those of the State of Delaware.

8.10Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties.  No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.12Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.13Survival; Remedies.

(a)The representations, warranties, covenants and other agreements in this Agreement and the respective certificates delivered pursuant to Section 5.1(c) and Section 5.2(c) shall terminate at the Closing, except that any covenant or agreement of a Party which by its terms is required to be performed after the Closing shall survive the Closing until fully performed.  From and after the Closing, neither Party shall have any remedy (whether under this Agreement or otherwise) against the other Party (or any of its Affiliates) with respect to any breach of any representation, warranty, covenant or other agreement set forth in this Agreement or either of the respective certificates delivered pursuant to Section 5.1(c) or Section 5.2(c), except with respect to any such covenant or other agreement that expressly survives the Closing pursuant to the foregoing sentence and except in the case of Fraud.

(b)Subject to Section 8.4(b) and Section 8.13(a), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(c)Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d)Prior to the Closing, Seller shall provide to Buyer such cooperation reasonably requested by Buyer that is necessary in the event that Buyer obtains a representation and warranty insurance policy in connection with the transactions contemplated hereby (an “R&W Policy”), including by assisting Buyer in providing information reasonably available to it as may reasonably be requested by any insurance broker or insurance carrier.  Buyer acknowledges and agrees that (i) receipt of any R&W Policy is not a condition to consummation of the transactions contemplated by this Agreement and that Buyer’s failure or inability to obtain an R&W Policy shall not affect Buyer’s obligation to consummate the transactions contemplated hereby, (ii) Buyer shall cause any R&W Policy to at all times provide that (A) the insurer(s) of such R&W Policy may not seek to enforce, or enforce, any subrogation rights it (or any of them) might have against Seller, any of its Affiliates, or any of its or their respective officers, directors, managers, equityholders, employees, agents, advisors or representatives, except in the case of Fraud, and (B) Buyer is not obligated to bring any claim against Seller or any of its Affiliates prior to bringing a claim against such R&W Policy, and (iii) Buyer shall bear all costs, fees, expenses, premiums and Taxes relating to the procurement and binding of any R&W Policy.

8.14Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.8.  Nothing in this Section 8.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

8.15Bulk Transfer Laws.  Buyer waives compliance by Seller with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Buyer agrees that it shall not make or permit to be made any filings under or with respect to any such law in any jurisdiction.

8.16Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (h) references to a person or entity are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP.  Any reference to “ordinary course of business” (or any similar expression) or “ordinary course of business consistent with past practice” (or any similar expression) takes into account good faith acts or omissions reasonably taken or omitted to be taken by Seller to preserve the property and assets of the Business and IP LLC or to protect the safety or health of personnel of the Business in connection with the COVID-19 outbreak. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall include information that was (i) contained in Seller’s electronic data room and available to Buyer and agents of Buyer no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) delivered to Buyer or its counsel in writing (including via e-mail) no later than the Business Day prior to the date of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.  No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement.  If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day.  Time shall be of the essence in this Agreement.

8.17Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

8.18Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ John J. Lynch, Jr.

Print Name:	John J. Lynch, Jr.

Print Title:	CEO and President

HarperCollins Publishers L.L.C.

By:	/s/ Brian Murray

Print Name:	Brian Murray

Print Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

NEWS CORPORATION, solely for purposes of Section 7.10

By:	/s/ Andrew Cramer

Print Name:	Andrew Cramer

Print Title:	Senior Vice President, Corporate Finance

[Signature Page to Asset Purchase Agreement]

EXHIBIT A —

FORM OF BILL OF SALE AND ASSUMPTION AGREEMENT

BILL OF SALE AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of [●] [●], 2021 between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), and HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”).  Seller and Buyer are together referred to herein as the “Parties”.

RECITALS

WHEREAS, on [●] [●], 2021, the Parties entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, this Bill of Sale is being executed and delivered incident to the closing of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Bill of Sale and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Sale. Subject to the Purchase Agreement, including Section 1.5 thereof, Seller hereby sells, conveys, assigns and transfers to Buyer and its successors and assigns TO HAVE AND TO HOLD all of Seller’s right, title and interest in and to the Acquired Assets.

2.Assumption of Liabilities. Subject to the Purchase Agreement, Buyer hereby assumes, and agrees to perform and discharge when due, the Assumed Liabilities, but does not assume or agree to perform and discharge when due any Excluded Liabilities.

3.Terms of Purchase Agreement. The Parties acknowledge and agree that the representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

4.Governing Law. This Bill of Sale and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Bill of Sale, or the negotiation, execution or performance of this Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale and Assumption Agreement to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:

Name:

Title:

HarperCollins Publishers L.L.C.

By:

Name:

Title:

EXHIBIT B —

FORM OF COPYRIGHT ASSIGNMENT

COPYRIGHT ASSIGNMENT

THIS COPYRIGHT ASSIGNMENT (this “Assignment”) is executed as of [●] [●], 2021 by Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), for the benefit of HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”).  Seller and Buyer are together referred to herein as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of all rights, titles and interests in and to the copyright registrations and applications set forth on Schedule A hereto and incorporated herein (the “Copyrights”)

WHEREAS, on [●] [●], 2021, the Parties entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell, convey, assign and transfer, and desires to assign, sell, convey, and transfer, all of Seller’s rights, titles, and interests in and to the Copyrights to Buyer, and Buyer desires to receive all rights, titles, and interests in and to the Copyrights;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Assignment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, by its execution of this Assignment, and Buyer, by its acceptance of this Assignment, agree as follows:

1.Assignment. Seller does hereby irrevocably sell, convey, assign and transfer to Buyer, its successors and assigns, and Buyer purchases and accepts from Seller, all of Seller’s rights, titles, and interests in and to the Copyrights; all rights of priority therein in any country as may now or hereafter be granted to it by law, treaty or other international convention; and all rights, interests, claims and demands recoverable in law or equity, that Seller has or may have in profits and damages for past, present and future infringements of the Copyrights, including, without limitation, the right to compromise, sue for and collect such profits and damages; the same to be held and enjoyed by Buyer, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Seller if this assignment had not been made. Seller further consents to recordation of this Assignment by Buyer, including with the United States Copyright Office or successor offices.

2.Terms of Purchase Agreement. The representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

3.Governing Law. This Assignment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Assignment, or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4.No Modifications. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by both Parties.

5.Successors and Assigns. This Assignment shall bind and shall inure to the benefit of the respective Parties and their assigns, transferees, and successors.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller has caused this Copyright Assignment to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:

Name:

Title:

SCHEDULE A TO COPYRIGHT ASSIGNMENT

EXHIBIT C —

FORM OF TRADEMARK ASSIGNMENT

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is executed as of [●] [●], 2021 by Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), for the benefit of HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”).  Seller and Buyer are together referred to herein as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of all rights, titles and interests in and to the trademarks and applications and registrations therefor set forth on Schedule A hereto and incorporated herein, including all common law and other rights therein and all of the goodwill associated therewith and symbolized thereby (the “Trademarks”)

WHEREAS, on [●] [●], 2021, the Parties entered into an Asset Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell, convey, assign and transfer, and desires to sell, convey, assign and transfer, all of Seller’s rights, titles, and interests in and to the Trademarks to Buyer, and Buyer desires to receive all rights, titles, and interests in and to the Trademarks;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Assignment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, by its execution of this Assignment, and Buyer, by its acceptance of this Assignment, agree as follows:

1.Assignment. Seller does hereby irrevocably sell, convey, assign and transfer to Buyer, its successors and assigns, and Buyer purchases and accepts from Seller, all of Seller’s rights, titles, and interests in and to the Trademarks; all rights of priority therein in any country as may now or hereafter be granted to it by law, treaty or other international convention; and all rights, interests, claims and demands recoverable in law or equity, that Seller has or may have in profits and damages for past, present and future infringements of the Trademarks, including, without limitation, the right to compromise, sue for and collect such profits and damages; the same to be held and enjoyed by Buyer, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Seller if this assignment had not been made.  Seller further consents to recordation of this Assignment by Buyer, including with the United States Patent and Trademark Office or successor offices.

2.Terms of Purchase Agreement. The representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

3.Governing Law. This Assignment and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Assignment, or the negotiation, execution or performance of this Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4.No Modifications. This Assignment may not be supplemented, altered or modified in any manner except by a writing signed by both Parties.

5.Successors and Assigns. This Assignment shall bind and shall inure to the benefit of the respective Parties and their assigns, transferees, and successors.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller has caused this Trademark Assignment to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

SCHEDULE A TO TRADEMARK ASSIGNMENT

EXHIBIT D —

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made this [●] day of [●], 2021, by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), and HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”).  Seller and Buyer are together referred to herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement dated as of [●] [●], 2021 (the “Purchase Agreement”);

WHEREAS, in order to enable Buyer to operate the Business in an effective manner, Seller has agreed to provide to Buyer certain services for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree:

1.1General. During the term of this Agreement, Seller (or an Affiliate of Seller designated by Seller for this purpose) shall provide, or cause such designated Affiliate to provide: (i) all services systems, functions and responsibilities provided by Seller (or an Affiliate of Seller) to the Business in the ordinary course of business during the Baseline Period (as defined below) that are reasonably required for the operation of the Business to continue in the same manner that the Business was operating as of the Closing; (ii) the services (set forth in Schedule A attached hereto, and (iii) any service not specifically set forth in Schedule A, but which is inherently required for the proper performance and delivery of a Service covered by Section 1.1(i) and Section 1.1(ii) herein, (each individually, a “ Service” and collectively the “Services”) for a period of 12 months beginning as of the date hereof (or for such shorter period as may be expressly specified with respect to any Service on Schedule A attached hereto); provided that there shall be no obligation to provide any service the responsibility for which was transferred from Seller to the Business in connection with Seller’s October 2020 restructuring).  Buyer may request during the term of this Agreement that Seller additionally provide any other service that Seller provided for the benefit of the Business during the twelve month period immediately prior to the Closing (the “Baseline Period”) in the ordinary course of business.  If Buyer requests that Seller provide any such service, the Parties shall discuss the matter in good faith and Seller shall not unreasonably withhold or condition its consent to the provision of such service. Upon agreement as to the provision of such additional service, the Parties shall amend Schedule A to add such service as a Service.

1.2Cooperation. Each Party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective and timely delivery of the Services.  In addition, each Party shall name a point of contact who shall be responsible for the day to day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of either Party’s obligations hereunder.

1.3Third Party Services. Seller shall have the right to engage the services of third parties to deliver or assist in the delivery of the Services contemplated under this Agreement.  Seller will impose on such third parties customary confidentiality obligations at least as protective as those entered into by Seller, and Seller will supervise the performance of such third parties to ensure that the Services meet the requirements of this Agreement and are performed at the same standard at which Seller would have performed such Services.  Any such engagement of any third party to deliver or assist in the delivery of the Services in accordance with this Section 1.3 shall not relieve Seller of any of its duties or responsibilities set forth in this Agreement, and Seller shall remain responsible for the provision of the Services and for any applicable third parties’ compliance with the standard of performance set forth herein.

1.4Resources. Seller acknowledges that, as of Closing, it has suitable employees on-site or otherwise available to perform the Services to be performed by it hereunder.  The Parties agree that in no event shall Seller be required to hire employees or engage consultants or contractors for the purpose of performing Services hereunder.

1.5Standard of Performance. Seller shall provide, or cause to be provided, the Services with at least the same degree of quality with which Seller provided, the Services, and in a manner consistent with the manner in which such Services were generally performed by Seller, during the Baseline Period.

1.6Software. To the extent any Services involve access to database or other software systems (including without limitation any SAP applications), neither Seller nor any of its Affiliates shall have any liability for any data entry errors, database errors, software bugs or errors, data stored or accessed by such systems or otherwise in any way relating to Buyer’s use of such software applications or systems.

1.7Compliance with Laws; Third Party Consents. Notwithstanding anything to the contrary herein, Seller shall not be required hereunder to take any action (including by providing any Services) that would constitute (i) a violation of applicable law, (ii) a breach of any of Seller’s contractual obligations to a third party, or (iii) any other violation of a third party’s rights.  Seller will use commercially reasonable efforts to obtain any third-party consents as are required for Seller to provide the Services as set forth in this Agreement (but with respect to any such third-party, only after such third party has delivered a written notice to Seller indicating that such third-party’s consent is required for the provision of such Services); provided, however, that if such consents cannot be obtained, the Parties shall work together in good faith and use their respective commercially reasonable efforts to arrange for alternative methods of delivering the applicable Services.  Seller and Buyer shall share equally in the costs, fees and expenses of obtaining any third party consents (each, a “Consent Fee”) or arranging alternative methods of delivering any applicable Services.

1.8Relationship with Seller. Buyer agrees that from and after the Closing Buyer shall not hold itself out as having any affiliations with Seller, including, and without limiting the foregoing, in connection with Buyer’s dealings with vendors.  Buyer shall have no right by virtue of this Agreement to participate in or suggest the applicability of any volume discounts that Seller may have with any service provider or other third party.

2.PAYMENTS

2.1Fees and Third Party Costs and Expenses Reimbursement. Schedule A sets forth all monthly (or other) fees for each Service that will be payable by Buyer to Seller for Seller’s performance of the Services.  Each such monthly fee shall be prorated on a daily basis in accordance with the number of days in such calendar month for any partial calendar month during which such Service is provided.  Subject to Section 1.7, in addition to such monthly (or other) fee, Buyer shall also reimburse Seller for Seller’s share of any reasonably documented amounts that Seller or any of Seller’s Affiliates are required to pay to any applicable third party (other than Consent Fees) to provide any Service (collectively “Reimbursable Third Party Payments”); provided that Buyer shall not be required to reimburse Seller for any Reimbursable Third Party Payments in excess of $5,000 that are not expressly approved by Buyer in writing in advance.  Seller shall, and shall cause its applicable Affiliates to, keep and maintain such books and records as may be reasonably necessary to make such allocations.  Seller shall make copies of such books and records available to Buyer for inspection upon request and with reasonable notice.

2.2Invoicing and Payment. Within twenty (20) days following the end of each calendar month during the term hereof, Seller shall provide to Buyer a single invoice (an “Invoice”) setting forth the aggregate fees for all Services for such month.  Such Invoice shall list each Service and the fee for such Service for such month and any Reimbursable Third Party Payments.  No later than thirty (30) days following receipt of an Invoice, Buyer shall pay all undisputed amounts due under such Invoice by wire transfer of immediately available funds to an account designated by Seller.  Buyer’s failure to pay any undisputed amounts set forth in an Invoice within such 30-day period shall be considered a material breach of this Agreement pursuant to Section 5.2(a) below.  Every valid Invoice that is not paid when due shall bear interest on all undisputed amounts from and after the date on which such Invoice first became overdue at an annual rate equal to six percent (6%).  Buyer agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Seller in collecting any such valid Invoice.

2.3Taxes. Except as provided herein, the fees payable pursuant to this Section 2 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs.  Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of Services or direct costs hereunder other than (i) Taxed associated with the Seller’s income, gross receipts, property or employment and (ii) Taxes that were levied against, upon or in respect of the Services prior to the Closing (“Service Taxes”), shall be the responsibility of Buyer.  The Seller agrees to cooperate with the Buyer in obtaining any refund, return rebate or the like of any Service Taxes, including by filing any necessary exemption or other similar forms, certificates or similar documents.

2.4Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold Tax from any payment pursuant to this Agreement required by applicable Law and shall pay the Taxes withheld by Buyer when due to the applicable taxing authorities.  Buyer will promptly deliver to Seller an original receipt (or other evidence of payment reasonably acceptable to Seller) from the applicable taxing authorities evidencing the amount of Tax withheld.  Seller shall, prior to the date of any payment to be made pursuant to this Agreement, provide Buyer any certificate or other documentary evidence (x) required by applicable Law or (y) which the Service Provider is entitled by applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment.  Buyer shall use commercially reasonable efforts to provide Seller with five calendar days’ prior written notice of any amounts that may be withheld pursuant to this Agreement.  To the extent any such amounts are deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person or entity to whom such amounts would have otherwise been paid.

3.CONFIDENTIALITY AND SECURITY OF DATA

3.1Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party shall provide the other Party with all information regarding itself and the transactions under this Agreement as are reasonably required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement.  This Agreement does not provide rights to either Party to access, store or use information of the other Party or its Affiliates that is not or was not related to such other Party’s business.  Each Party agrees to use its reasonable best efforts not to access such information.  Upon request of either Party, the other Party shall promptly return and/or destroy any copies of any reports, data, or other information relating to the requesting Party.

3.2Confidential Information. Each Party shall hold in trust and maintain, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold in trust and maintain, in strict confidence all Confidential Information relating to the other Party.  “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Agreement, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, customer information and data and the like, but shall not include (i) information which becomes generally available to the public other than by disclosure in violation of the provisions of this Section 3.2, (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party provided such source is not, to the receiving Party’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (iii) information acquired or developed independently by a Party without violating this Section 3.2 or any other confidentiality agreement with the other Party, and (iv) information that either Party reasonably believes it is required to disclose by law, provided that it first notifies the other Party of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  Without prejudice to the rights and remedies of either Party, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party breaches or threatens to breach any provision of this Section 3.2.

3.3Security. Each Party hereby acknowledges that the other Party retains the right to use commercially reasonable measures to protect the confidentiality and security of its network and data, including as may be shared by the other Party, on and after the Closing.  Seller may in its sole discretion update its hardware, software or administrative tools, including those that may relate to the Business; provided, that such updates shall not have a material negative impact on Buyer’s receipt of the Services, and shall not materially reduce or otherwise materially alter Seller’s obligations set forth in Section 1.5.

4.INDEMNIFICATION

4.1Indemnification by Seller.

(a)Indemnification.  Seller shall indemnify, defend and hold Buyer and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising from or related to: (i) the gross negligence, fraud or intentional misconduct of Seller or its Affiliates or other third party contractors in connection with the provision of any Services or (ii) the material breach by Seller or its Affiliates or other third party contractors of any of Seller’s obligations hereunder.

(b)

Defense.  If notified promptly in writing of any action brought against Buyer or its Affiliates based on a claim described in Section 4.1(a) above (and in any case, to the extent it is reasonably practicable under the circumstance to provide such notice with sufficient time, with sufficient time that Seller is not materially prejudiced with respect to such claim), Seller shall defend such action at its sole expense and pay all costs, Damages and settlements finally awarded in such action or settlement which are attributable to such claim.  Seller shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Buyer and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Buyer.  Buyer shall reasonably cooperate with Seller in the defense of such claim, and may be represented, at Buyer’s expense, by counsel of Buyer’s selection.

4.2	Indemnification by Buyer.
(a)

Indemnification.  Buyer shall indemnify, defend and hold Seller and its Affiliates harmless against any Damages arising from or related to; (i) the gross negligence, fraud or intentional misconduct of Buyer in connection with Buyer’s receipt or use of the Services, or (ii) the material breach by Buyer of any of its obligations hereunder.

(b)

Defense.  If notified promptly in writing of any action brought against Seller or its Affiliates based on a claim described in Section 4.2(a) above (and in any case to the extent it is reasonably practicable under the circumstance to provide such notice with sufficient time, with sufficient time that Buyer is not materially prejudiced with respect to such claim), Buyer shall defend such action at its sole expense and pay all costs and Damages and settlements finally awarded in such action or settlement which are attributable to such claim.  Buyer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Seller and its Affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Seller.  Seller shall reasonably cooperate with Buyer in the defense of such claim, and may be represented, at Seller’s expense, by counsel of Seller’s selection.

5.TERM AND TERMINATION

5.1	Term. Unless earlier terminated in accordance with Section 5.2 below, this Agreement shall be in effect from the date hereof until termination of the last of the Services provided hereunder.
5.2	Termination.
(a)

This Agreement or any individual Service(s) may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within twenty (20) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default.  Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b)	The Parties may terminate this Agreement with respect to any particular Service or Services for any reason or no reason upon the mutual written agreement of the Parties.
(c)

Buyer may terminate any individual Service(s) or all Services to be provided to Buyer hereunder for any or no reason by providing Seller not less than thirty (30) days prior written notice setting forth the termination date for the Service(s).  With respect to the termination of individual Service(s), beginning on the termination date for such Service(s), Buyer’s obligation to pay the Service Fee corresponding to such terminated Service(s) will cease to accrue.

(d)

Termination of any Service shall relieve Seller of its obligations to provide the remaining Services solely to the extent that such remaining Services are dependent on the terminated Service and solely to the extent that Seller has expressly informed Buyer of such inter-dependencies prior to the termination of any applicable dependent Services.

(e)

Upon termination or expiration of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 3 and Section 4 above, and Buyer’s obligation to pay any valid Invoice for Services provided prior to the effective date of any termination or expiration of this Agreement, shall survive any such termination or expiration.

6.GENERAL

6.1

Assignment.  Neither Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Any such assignment without such prior written consent shall be null and void.  No such assignment shall relieve either Party of its obligations hereunder.  This Agreement shall be deemed to be for the benefit of the Parties and each of their Affiliates directly involved with the Services, and all rights of either Party under this Agreement may be exercised by any such Affiliate of such Party.  This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties.

6.2

Force Majeure.  Neither Party shall bear any responsibility or liability for any Damages arising out of any delay, inability to perform or unavoidable interruption of its performance of its obligations under this Agreement due to acts of God, orders imposed by governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, hurricane, tornado, pandemic or epidemic, in each case to the extent beyond the reasonable control of such Party.

6.3

Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, each Party agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.4

Applicable Law; Waiver of Jury Trial.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.  Each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 6.8 below.  Nothing in this Section 6.4, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

6.5

Relationship of the Parties.  The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

6.6

Entire Agreement.  This Agreement (including the Schedules hereto) and the Purchase Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.

6.7

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties.  No waiver granted under this Agreement shall be valid unless in writing and signed by the Party to be charged.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.8

Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service or (c) if delivered by electronic mail (i) if such transmission is completed before 5:00 pm local time of the recipient party on a Business Day, on the date of transmission or (b) otherwise, on the next Business Day following the date of transmission, in each case to the intended recipient as set forth below:

If to Buyer:	Copies to:
If to Seller: Houghton Mifflin Harcourt Publishing Company 125 High Street Boston, MA 02110 Attention: William Bayers, Esq. E-mail: Bill.Bayers@hmhco.com	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Hal J. Leibowitz, Esq. E-mail: hal.leibowitz@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

6.9

Section Headings; Definitions.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

6.10

Severability.  If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.

6.11

Counterparts and Signatures.  This Agreement may be executed in two counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart.  This Agreement may be executed and delivered by an electronic scan delivered by electronic mail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the day and year first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

HarperCollins Publishers L.L.C.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT E1 —

FORM OF DEED FOR OWNED FACILITY

CORPORATE WARRANTY DEED

THIS INDENTURE WITNESSETH, that Houghton Mifflin Harcourt Publishing Company f/k/a Houghton Mifflin Company, a Massachusetts corporation (the “Grantor”), CONVEYS AND WARRANTS to HarperCollins Publishers L.L.C., a Delaware limited liability company (the “Grantee”), for Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the following described real estate located in Marion County, State of Indiana:

A part of the West half of the Northeast quarter and a part of the East half of the Northwest quarter of Section 25, Township 16 North, Range 4 East in Marion County, Indiana, more particularly described as follows:

Beginning at a point in the center line of the C.C.C. and St. Louis Railroad, which point is 915.60 feet West and 861.82 feet South of the Northeast corner of the West half of the Northeast quarter of Section 25 aforesaid;

thence South parallel to the East line of the West half of the Northeast quarter of aforesaid Section 25 a measured distance of 1797.85 feet to a point;

thence Westwardly deflecting right 90 degrees 29 minutes 14 seconds a distance of 757.00 feet;

thence Northwardly deflecting right 89 degrees 47 minutes 46 seconds a measured distance of 1621.12 feet to a point in the center line of the aforesaid C.C.C. and St. Louis Railroad;

thence Northeastwardly along and with said center line 767.90 feet to the place of beginning, containing 29.53 acres, more or less.

Subject to easements, restrictions, rights of way and any other matters of record and with the benefit of a certain easement on and along a fifty foot (50’) right of way known as Richardt Drive as set out in plat and dedication recorded April 11, 1960 in Miscellaneous Record 644, Pages 17 and 18 in the Office of the Recorder of Marion County, Indiana.  Grantee, by acceptance of this deed, assumes the obligation, if any, of the Grantor to maintain and improve Richardt Drive.

[1]

  Note to Draft: Subject to (A) title company review and approval of form (including format for recordability), (B) receipt and review of title report in due diligence to confirm legal description, and (C) input from local counsel regarding any required transfer tax declarations/legends.  To confirm allocated purchase price that will be used for calculation of transfer tax.

Also subject to the following:

1.	Real estate taxes which are a lien but are not yet due and payable;
2.	Rights of the public, the State of Indiana and the municipality in and to that part of the land, if any, taken or used for road purposes, including utility rights of way;
3.	Railroad, switch and/or tracks and the rights of all parties served thereby;
4.	Terms and provisions of a certain Agreement dated June 24, 1960 and recorded September 12, 1960 in Deed record 1824, page 599;
5.	Covenants, conditions and restrictions contained in a Deed recorded November 29, 1960 in Deed Record 1838, Instrument No. 89276;
6.	Sanitary Sewer Service Agreement recorded May 27, 1966 as Instrument No. 66-26776; and
7.	All existing easements, restrictions and rights of way.

The real property described above is the same property conveyed to the Grantor by deed of Raytheon Company, a Delaware corporation, successor by merger to D.C. Heath and Company, a Delaware corporation, successor by name change to Raytheon Education Company, a Delaware corporation, successor by merger to D.C. Heath and Company, a Delaware corporation, to Houghton Mifflin Company, a Massachusetts corporation, recorded in said Office of the Recorder on November 10, 1995 as Instrument No. 1995-0143738.

The address of such real estate is commonly known as 2700 Richardt Avenue, Indianapolis, Indiana.  Tax bills should be sent to Grantee at such address unless otherwise indicated on the back.

The undersigned persons executing this deed on behalf of Grantor represent and certify that they are duly elected officers of Grantor and have been fully empowered, by proper resolution of the Board of Directors of Grantor, to execute and deliver this deed; that Grantor has full corporate capacity to convey the real estate described herein; and that all necessary corporate action for the making of such conveyance has been taken and done.

E-2

IN WITNESS WHEREOF, Grantor has executed this deed this ____ day of ______________, 2021.

(SEAL) ATTEST:		HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY
f/k/a HOUGHTON MIFFLIN COMPANY

By:		By:
	Name:	Name:
	Title:	Title:

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF Middlesex, SS:

Before me, Notary Public in and for said County and Commonwealth, personally appeared [_________________] of Houghton Mifflin Harcourt Publishing Company f/k/a Houghton Mifflin Company, who acknowledged execution of the foregoing Deed for and on behalf of said Grantor, and who, having been duly sworn, stated that the representation therein contained are true.

Witness my hand and Notarial Seal this ______ day of __________, 2021.

Signature:
Name:
My Commission Expires:

E-3

EXHIBIT F —

FORM OF LIMITED LIABILITY COMPANY INTEREST ASSIGNMENT AGREEMENT

LIMITED LIABILITY COMPANY INTEREST ASSIGNMENT AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of [●] [●], 2021 between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”), HarperCollins Publishers L.L.C., a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 2, Houghton Mifflin Harcourt IP LLC, a Delaware limited liability company (“IP LLC”).  Seller, Buyer and IP LLC are together referred to herein as the “Parties”.

RECITALS

WHEREAS, on [●] [●], 2021, the Parties entered into an Asset Purchase Agreement (the “Purchase Agreement”);

WHEREAS, this Agreement is being executed and delivered incident to the closing of the transactions contemplated by the Purchase Agreement; and

WHEREAS, Seller owns 100% of the limited liability company interests in IP LLC (the “IP LLC Interests”).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Assignment of Interests.  Effective as of the Closing and upon the terms and subject to the conditions set forth in the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and accepts, all of Seller’s right, title and interest in and to the IP LLC Interests, free and clear of all Liens other than Liens imposed by federal and state securities laws or under the LLC Agreement.

2.Admission as a Member.  IP LLC acknowledges and agrees that from and after the Closing, (a) Buyer shall be admitted as a member of IP LLC with respect to the IP LLC Interests and bound by the obligations and entitled to the rights of a member under the LLC Agreement and (b) contemporaneously therewith, Seller shall withdraw and cease to be a member of IP LLC.

3.Terms of Purchase Agreement.  The Parties acknowledge and agree that the representations, warranties, covenants and agreements contained in the Purchase Agreement shall not be superseded hereby.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

4.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Limited Liability Company Interest Assignment Agreement to be duly executed and delivered as of the date first above written.

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:

Name:
Title:

HarperCollins Publishers L.L.C.

By:

Name:
Title:

HOUGHTON MIFFLIN HARCOURT IP LLC, solely for purposes of Section 2

By:

Name:
Title: